Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED REGULATORY AGREEMENT

This Amended and Restated Regulatory Agreement (this “Agreement”) is signed and effective as of February 17, 2022 (the “Effective Date”) by and among the Rhode Island Department of Business Regulation, an agency of the State of Rhode Island (“DBR”), the Division of Lotteries of the Rhode Island Department of Revenue (the “Division”), Bally’s Corporation, a Delaware corporation (“Bally’s”), Twin River Management Group, Inc., a Delaware corporation and a wholly owned Subsidiary of Bally’s (“TRMG”), UTGR, Inc., a Delaware corporation and wholly owned Subsidiary of TRMG (“UTGR”), and Twin River-Tiverton, LLC, a Delaware limited liability company and also a wholly owned Subsidiary of TRMG (“TRT” and, together with UTGR, each, a “Rhode Island Company” and together, the “Rhode Island Companies”). The Rhode Island Companies, together with Bally’s and TRMG (unless otherwise specified), are sometimes referred to collectively herein as the “Company” or the “Companies”.
RECITALS:
WHEREAS, the parties hereto (the “Parties”) are parties to the Amended and Restated Regulatory Agreement, dated November 13, 2019 (as amended prior to the date hereof, and including any side letters entered into in connection therewith, the “Prior Agreement”), which Prior Agreement superseded all of the Prior Undertakings, other than the Continuing Prior Undertakings; and
WHEREAS, the Parties desire to amend and restate the Prior Agreement as provided in this Agreement.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises, covenants, obligations and conditions herein contained, the Parties hereby agree as follows:
1.Definitions.
The initial capitalized terms set forth below have the corresponding meanings when used in this Agreement.
The “Act” means the Marc A. Crisafulli Economic Development Act (Rhode Island Public Laws 2021, Chapters 041 & 042 (2021-H5223A; 2021-S0040A)) enabling among other things the Division to contract with IGT and Bally’s.
“Adjustment Amount” means the percentage increase in the consumer price index (“CPI”) as reported by the Bureau for Labor Statistics for the calendar year just completed, prior to the relevant date.
“Administrative Agent” means the administrative agent(s) for the lenders under the Credit Agreement.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means any Person authorized to exercise administrative, collateral or other representative authority under the Credit Agreement, as applicable.
“Agreement” has the meaning set forth in the Preamble hereto.
“Agreement Value” means, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Company or its applicable Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.
“Allocation Principles” has the meaning set forth in Section 7.6(c) of this Agreement.
“Asset Sale” means (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any Person owned by Bally’s or any of its Subsidiaries but not any issuance of Equity Interests) (whether owned on the Effective Date or thereafter acquired) by Bally’s or any of its Subsidiaries to any Person (other than with respect to any other Company, to any Company) and (b) any issuance or sale by any Subsidiary of its Equity Interests to any Person (other than to Bally’s or any other Subsidiary); provided that the following shall not constitute an “Asset Sale”: (v) any conveyance, sale, lease, transfer or other disposition of inventory, in any case in the ordinary course of business, (w) real property leases and other leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business and which do not materially interfere with the business of Bally’s and the Subsidiaries taken as a whole, (x) any conveyance, sale, lease, transfer or other disposition of obsolete or worn out assets or assets no longer useful in the business of the Company, (y) licenses of intellectual property entered into in the ordinary course of business, and (z) any conveyance, sale, transfer or other disposition of cash and/or cash equivalents or a sale, transfer or conveyance of property (other than a Facility) in connection with a "sale-leaseback" transaction involving the creation of a Non-Recourse Capital Lease Obligation.
“Bally’s” has the meaning set forth in the Preamble hereto.
“Board” has the meaning set forth in Section 4.1 of this Agreement.
“Bond Debt” means any unsecured debt securities issued by Bally’s or any of its Subsidiaries pursuant to an indenture (provided that such debt securities are not convertible into a Financial Interest in Bally’s or any of its Subsidiaries).
“Business Day” means a day on which the DBR and the Division are open for regular business, provided such day is not a Saturday or Sunday.
“CapEx Amount” has the meaning set forth in Section 7.5(d) of this Agreement.

“CapEx Shortfall Amount” has the meaning set forth in Section 7.5(d) of this Agreement.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) or any subsequent authority under GAAP, to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement shall be made or delivered, as applicable, in accordance therewith.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Casino Gaming” has the meaning set forth in R.I. Gen. Laws § 42-61.2-1.
“Casualty Event” means any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (or settlement in lieu thereof) (including by any Governmental Authority) of, any Property. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any real property of the Company or its Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law (or settlement in lieu thereof), or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of the Company or any of its Subsidiaries or any part thereof by any Governmental Authority, civil or military.
“Collateral Agent” means a Person acting as collateral agent for the Secured Parties, together with any successor collateral agent thereunder.
“Colorado Subsidiaries” means, collectively, Mile High USA, Inc., Interstate Racing Association, Inc., Racing Associates of Colorado, Ltd. d/b/a Arapahoe Park, and each other subsidiary of Mile High USA, Inc. or any of its Subsidiaries.
“Comfort Letters” shall collectively mean (a) the letter agreement between the Division and UTGR dated May 10, 2013, which shall remain effective with respect to the “Refinancing,” as that term is defined in such letter agreement (including after giving effect to this Agreement and/or to any agreement that was a predecessor to this Agreement), (b) the letter agreement between DBR and UTGR dated May 9, 2013, which shall remain effective with respect to the “Refinancing,” as that term is defined in such letter agreement (including after giving effect to this Agreement and/or to any agreement that was a predecessor to this Agreement), (c) the letter agreement dated July 10, 2014, among DBR, the Division and UTGR, which shall remain effective with respect to the “2014 Refinancing” as that term is defined in such letter agreement (including after giving effect to this Agreement and/or to any agreement that was a predecessor to this Agreement), (d) the letter agreement dated July 14, 2015 among DBR, the Division and PE II regarding the acquisition of assets of Newport Grand, LLC by PE II, which shall remain effective with respect to the “2015 Transaction,” as that term is defined in such letter agreement (including after giving effect to this Agreement and/or to any agreement that was a predecessor to this Agreement), and to PE II’s becoming a party to the Credit Agreement and Guaranty and Collateral Agreement and to PE II, Bally’s, TRMG and UTGR’s execution of any loan documents pursuant to the Credit Agreement and/or the Guaranty and Collateral Agreement in relation to the 2015 Transaction, (e) the Assignment, Assumption and Amendment of Regulatory Agreement dated as of October 31, 2018 among DBR, the Division, Bally’s, TRMG, UTGR, PE II and TRT regarding the replacement of the Newport Facility by the Tiverton Facility and the assignment by PE II to TRT of its right, title and interest as a party to the Prior Agreement (including after giving effect to this Agreement and/or to any agreement that was a predecessor to this Agreement) and (f) the letter agreement dated May 10, 2019, by and among DBR, the Division, UTGR and TRT, which shall remain effective with respect to the “Refinancing” and the “Notes Issuance”, as such terms are defined in such letter agreement (including after giving effect to this Agreement and/or to any agreement that was a predecessor to this Agreement) and (g) the letter agreement, dated October 1, 2021 among DBR, the Division, Bally’s and other Bally’s Subsidiaries with respect to the “CA Refinancing” and “Notes Refinancing,” as such terms are defined therein.
“Company” has the meaning set forth in the Preamble hereto.
“Competitive Activities” means engaging in, holding or acquiring, having a financial interest in, operating, being involved in the operation of, managing, consulting to or being employed by, as a principal or for their own account or solely or jointly with others, (i) any Competitive Facility, (ii) any business providing gaming-specific goods or services to any Competitive Facility, or (iii) any business of Video Lottery Games or Simulcasts or pari-mutuel betting or Casino Gaming in Rhode Island, Massachusetts, Connecticut or New Hampshire, in the case of each of (i), (ii) and (iii) other than UTGR, TRT or the Facility; provided, however, that ownership of not more than five percent (5%) of any class of equity securities actively traded on a national securities exchange of any business owning a Competitive Facility, providing gaming-specific goods or services to a Competitive Facility or operating Video Lottery Games, Simulcasts, pari-mutuel betting or Casino Gaming shall not constitute Competitive Activities.
“Competitive Facility” means any Pari-mutuel Facility and any other current, prospective or contemplated gaming venue or facility, in each case, located in Rhode Island, Massachusetts, Connecticut or New Hampshire.
“Compliance Agreement” means that certain Compliance Agreement, dated as of September 28, 2010, by and between UTGR and the DBR.

“Compliance Officer” has the meaning set forth in Section 4.3 of this Agreement.
“Compliance Report” has the meaning set forth in Section 6.2(h) of this Agreement.
“Consolidated EBITDA” means, for any Test Period, Consolidated Net Income for such period plus (or minus), without duplication and to the extent already deducted (and not added back) in computing Consolidated Net Income, the following amounts charged, recognized or realized by Bally’s and its Restricted Subsidiaries in such period:
(a)plus, total provision for Taxes based on income or profits, including federal, foreign, state, franchise and similar taxes (including excise taxes imposed by any jurisdiction in the nature of income or franchise taxes); plus
(b)Consolidated Interest Expense; plus
(c)depreciation and amortization (including amortization of intangibles and amortization and write-off of financing costs); plus
(d)non-cash impairment charges or other non-cash charges, losses or expenses; plus
(e)any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards; plus
(f)loss on sale of assets not in the ordinary course of business and any extraordinary, unusual or non-recurring expenses or losses; provided that the aggregate amount added pursuant to this clause (f) shall not exceed $25,000,000 in any consecutive twelve (12)-month period; plus
(g)professional fees paid to consultants to assist Bally’s, TRMG and their Subsidiaries thereof to preserve tax refunds resulting from prior net operating losses; plus
(h)charges related to Hedging Agreements; plus
(i)fees and expenses (x) relating to the Transactions, (y) actually incurred in any acquisition by Bally’s or its Subsidiary of a Controlling ownership interest in a business by a purchase of equity interests, merger, consolidation, stock exchange, stock purchase, asset purchase or other similar transaction (an “Acquisition”), provided that, unless otherwise agreed by the Division and the DBR, the amount of professional fees and expenses directly related to the Acquisition added back to Consolidated Net Income in respect of any such acquisition in this clause (y) may not exceed the greater of (A) three percent (3%) of the purchase price (calculated in accordance with GAAP) for such Acquisition and (B) $500,000, and (z) actually incurred in connection with the pursuit of an Acquisition and which fees and expenses are included as an add-back in Bally’s adjusted EBITDA calculations in its reports that are furnished to or filed with the SEC; provided that such amount described in this clause (z) shall not exceed $750,000 per pursued Acquisition; plus

(j)costs and expenses (including reasonable fees, charges and disbursements of counsel, accountants and other professionals), including restructuring charges or reserves, integration costs, referendum costs and other business optimization expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, one-time corporate establishment costs, contract termination costs and costs to relocate employees) or costs associated with establishing or acquiring new facilities and capital or operating expenditures related to technology, safety, financial controls and business development process upgrades; plus
(k)fees and expenses incurred and payable to the Administrative Agent; plus
(l)$25.0 million, such amount being Bally’s good faith estimate of the amount of annual VLT Addback; provided, that from and after the IGT JV Effective Date and prior to June 30, 2043, such amount shall be reduced by an amount equal to the product obtained by multiplying (x) $25.0 million multiplied by (y) the Company’s equity ownership percentage of the IGT Joint Venture; plus
(m)the Consolidated EBITDA over the applicable Test Period of (i) any Person, property, business or asset (including a management agreement or similar agreement) (other than an Unrestricted Subsidiary) acquired by Bally’s or any Restricted Subsidiary during the applicable Test Period and (ii) any Unrestricted Subsidiary the designation of which as such is revoked and converted into a Restricted Subsidiary during the applicable Test Period, in each case, based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or revocation), determined as if references to Bally’s and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries; provided that (i) Bally’s delivers to the DBR and the Division a certification by the chief financial officer (or person holding an equivalent position) of such Consolidated EBITDA amounts and (ii) Bally’s responds promptly to any requests for additional information from the DBR and the Division with respect to the determination of such amounts; plus
(n)from and after the IGT JV Effective Date and prior to June 30, 2043, the Company’s proportionate share of the net income or net loss of the IGT Joint Venture included within Bally’s consolidated net income under GAAP for the relevant period; minus
(o)the Consolidated EBITDA of (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Bally’s or any Restricted Subsidiary during such Test Period and (ii) any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such Test Period, in each case based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to Bally’s and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries; minus

(p)to the extent included in computing Consolidated Net Income, extraordinary gains and non-recurring gains; minus
(q)non-cash income increasing Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice (and, notwithstanding the foregoing reference to “past practice”, in accordance with GAAP) and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, but only to the extent such accrual or reserve was not added back to Consolidated Net Income in calculating Consolidated EBITDA in a prior period; minus
(r)interest income except to the extent deducted in determining Consolidated Interest Expense;
in each case determined on a consolidated basis in accordance with GAAP; provided that:
(i)to the extent any non-cash charge specifically added back to Consolidated EBITDA in a prior period pursuant to any clause of this definition becomes a cash charge, a deduction in the amount of such cash charge (without duplication of any other deduction of the same amount) from Consolidated EBITDA shall be made to the full extent of such cash charge, during the period in which such non-cash charge becomes a cash charge;
(ii)to the extent all or any portion of the income of any Person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period, any amounts set forth in the preceding clauses (a) through (r) that are attributable to such Person shall not be included for purposes of this definition for such period or portion thereof;
(iii)for purposes of calculating Consolidated EBITDA for any period, Consolidated EBITDA of any Subsidiary thereof which was designated as an “Unrestricted Subsidiary” during such period in accordance with the Credit Agreement, shall in each case be excluded for such period (as if the consummation of such sale or other disposition or such designation as an Unrestricted Subsidiary, and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period); and
(iv)notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be (i) $47,500,000 for the fiscal quarter ended September 30, 2018, (ii) $43,200,000 for the fiscal quarter ended December 31, 2018, (iii) $50,500,000 for the fiscal quarter ended March 31, 2019, (iv) $75.6 million for the fiscal quarter ended March 31, 2020, (v) $76.2 million for the fiscal quarter ended June 30, 2020, (vi) $83.2 million for the fiscal quarter ended September 30, 2020, (vii) $75.9 million for the fiscal quarter ended December 31, 2020, and (viii) $85.9 million for the fiscal quarter ended March 31, 2021.
“Consolidated Interest Expense” means, for any Test Period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and synthetic lease obligations) of Bally’s and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including, for the avoidance of doubt, all commissions, discounts and other fees and charges owed in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), plus (b) any interest accrued during such period in respect of Indebtedness of Bally’s and its Restricted Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Bally’s and its Restricted Subsidiaries with respect to interest rate Hedging Agreements but shall exclude any non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations in respect of Hedging Agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133. For the avoidance of doubt, interest income shall not be considered when determining Consolidated Interest Expense.
“Consolidated Net Income” means, for any Test Period, the net income or loss of Bally’s and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary thereof to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary thereof of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary thereof, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary thereof or is merged into or consolidated with Bally’s or any Subsidiary thereof or the date that such Person’s assets are acquired by Bally’s or any Subsidiary thereof, (c) the income of any Person who is an Unrestricted Subsidiary or in which any other Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Bally’s or a Subsidiary thereof by such Person during such period, (d) any gains attributable to sales of assets out of the ordinary course of business, and (e) (to the extent not included in clauses (a) through (d) above) any extraordinary gains or extraordinary losses that are Extraordinary Items (for the avoidance of doubt, “Extraordinary Items” shall be determined in accordance with GAAP, but without giving effect any change in accounting for determining extraordinary items pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-01 Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary items, or any subsequent authority under GAAP, and all calculations and deliverables under this Agreement shall be made or delivered, as applicable, in accordance therewith).
“Continuing Prior Undertakings” means the Prior Undertakings identified with an asterisk (*) on Exhibit H.
“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Control” or “Controlled” means the direct or indirect power to manage, direct, or oversee the management and/or policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.
“Control Threshold” means the direct or indirect ownership of twenty percent (20%) or greater Financial Interest in UTGR or TRT.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“Credit Agreement” has the meaning set forth in Section 6.2 of this Agreement.
“Credit Documents” has the meaning set forth in the Credit Agreement in effect on the Effective Date.
“Credit Parties” means Bally’s and the guarantors party or to be made party to the Credit Agreement.
“DBR” has the meaning set forth in the Preamble hereto.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above.
“Division” has the meaning set forth in the Preamble hereto.
“Effective Date” has the meaning set forth in the Preamble hereto.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Extraordinary Items” with respect to an entity shall mean events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. Thus, both of the following criteria shall be met to classify an event or transaction as an extraordinary item:

(a)Unusual nature. The underlying event or transaction shall possess a high degree of abnormality and be of a type clearly unrelated to, or only incidentally related to, the ordinary and typical activities of such entity, taking into account the environment in which the entity operates.
(b)Infrequency of occurrence. The underlying event or transaction shall be of a type that would not reasonably be expected to recur in the foreseeable future, taking into account the environment in which such entity operates.
“Facility” means, collectively, the Tiverton Facility and the Lincoln Facility.
“Facility Sale Leaseback” means any conveyance, sale, transfer or other disposition of cash and/or cash equivalents or a sale, transfer or conveyance of a Facility or other assets of a Rhode Island Company in connection with a "sale-leaseback" transaction; provided, that such (i) transactions are reviewed and approved by the Division and the DBR, (ii) the net proceeds from such transaction are used to repay outstanding Indebtedness unless otherwise approved or agreed to by the Division and the DBR and (iii) the buyer-lessor of the Facility or other Rhode Island Company assets are approved by the Division and licensed by the DBR.
“Financial Interest” means a direct or indirect equity or economic interest in a Person, including but not limited to an interest as a shareholder of a corporation, partner (general or limited) of a partnership or member of a limited liability company or through the ownership of derivative interests in a Person. Notwithstanding the foregoing, “Financial Interests” shall not include (i) the Bond Debt, (ii) any unsecured indebtedness of the Company, its Subsidiaries or Affiliates of any kind that is not convertible into a Financial Interest in such Person (including but not limited to indebtedness of the Company, its Subsidiaries or Affiliates for borrowed money, unpaid interest or fees, or any guarantee by the Company, its Subsidiaries or Affiliates of any such unsecured non-convertible indebtedness of any other Person), (iii) any interest in such unsecured non-convertible indebtedness, (iv) any derivative instrument related solely to any such unsecured non-convertible indebtedness, or (v) Non-Recourse Capital Lease Obligations or (vi) any Inchoate Rights of any Secured Party (or agent therefor), notwithstanding that such interest is secured by, among other things, (A) pledges of shares or membership or other equity interests (as applicable) in a Rhode Island Company, its parent and/or Affiliate (“Equity Interests”) or (B) a mortgage, other security interest or Pledge of or in the real estate consisting of any Facility or any assets related thereto, and notwithstanding the exercise of remedies by the collateral agent or Secured Parties under the documents governing any loan, line of credit or other financing to which the Company or any Rhode Island Company is a party, unless and until a (1) default or any event of default (each as defined in the Credit Agreement) occurs and (2) the Collateral Agent and/or the other Secured Parties enforces one or more of the Pledges of Equity Interests in a Rhode Island Company or any direct or indirect parent or Affiliate thereof, (3) the Collateral Agent or other Secured Parties acquires title to the real estate consisting of a Facility by foreclosure, deed in lieu or similar enforcement of remedies, or (4) the Collateral Agent or the other Secured Parties enforce similar remedies that grant an ownership interest in any Facility, in any such case if and to the extent that any enforcement action described in clauses (1), (2) and (3) above otherwise constitutes the acquisition of a Financial Interest in a Rhode Island Company without giving effect to this proviso, in which events such enforcement actions, as such, shall be subject to, and conditioned upon, prior receipt of all necessary government approvals, including any approvals required under Section 3 of this Agreement.
“GAAP” means generally accepted accounting principles used in the United States.
“Gaming/Racing Authorities” means the applicable gaming and/or racing board, commission or other Governmental Authority responsible for the interpretation, administration, execution and administrative enforcement of, or otherwise having licensing or regulatory authority with respect to the Gaming/Racing Laws applicable to the Company or any of its Subsidiaries, including, without limitation, the DBR and the Division.
“Gaming/Racing Laws” means, as clarified and supplemented by the Comfort Letters, as applicable, in respect of any Rhode Island Gaming/Racing Laws, all laws, rules, regulations, ordinances, orders and other enactments applicable to Casino Gaming, casinos, dog racing, horse racing, simulcasting, video lottery terminal and/or any other gaming, gambling or wagering operations or activities with respect to the Company or any of its Subsidiaries, as applicable, as in effect from time to time, including the policies, interpretations, orders, decisions, judgments, awards, decrees and administration thereof by any Gaming/Racing Authority, including, without limitation, R.I. Gen. Laws §§ 41-1-1, et seq., 41-2-1, et seq., 41-3-1, et seq., 41-3.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17, 42-35-1, et seq., 42-61-1, et seq., 42-61.1-1, et seq., 42-61.2-1, et seq. and 42-61.3-1. et seq., as amended, the Act, and the DBR’s and Division’s Rules and Regulations promulgated by the respective directors pursuant to applicable Rhode Island laws.
“Gaming/Racing Licenses” means, as the context requires, any licenses, permits, franchises, approvals, findings of suitability or other authorizations from any Gaming/Racing Authority or any other federal, state, local or foreign or governmental agency, instrumentality or regulatory body required to own, develop, lease, manage, operate or host (directly or indirectly) any business conducted by the Company or any of its Subsidiaries because of the gaming, racing and/or simulcasting operations conducted or hosted or proposed to be conducted or hosted by the Company or any of its Subsidiaries, as clarified and supplemented by the Comfort Letters to the extent applicable, including, without limitation, as clarified and supplemented by the Comfort Letters, (i) certification by the Rhode Island Secretary of State that the qualified voters of the State have approved the expansion of gambling at the Lincoln Facility to include casino gaming, (ii) certification by the Board of Canvassers of the Town of Lincoln that the qualified electors of the Town of Lincoln have approved the expansion of gambling at the Lincoln Facility to include casino gaming, (iii) this Agreement, (iv) the VLT Contract, (v) the Tiverton VLT Contract, (vi) License/Facility Permit Number 2005-1 issued by the DBR on July 18, 2005 to UTGR pursuant to R.I. Gen. Laws §§  41-1-1, et seq., 41-3-1, et seq., 41-3.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17 and 42-35-1, et seq. and the rules and regulations promulgated thereunder, maintained in place pursuant to DBR order dated October 18, 2010 (adopting the Hearing Officer’s recommendation in the matter of UTGR, Inc., DBR No. 09-L-0150), and incorporated by legislative amendment into R.I. Gen. Laws § 41-3.1-3(c), (vii) License/Facility Permit Number 2011-11 issued by the DBR on June 28, 2011 to Newport Grand, LLC pursuant to R.I. Gen. Laws §§  41-1-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17 and 42-35-1, et seq. and the rules and regulations promulgated thereunder, the transfer of which to Premier Entertainment II, LLC was authorized pursuant to DBR order dated June 29, 2015 (adopting the hearing officer’s recommendation in the matter of Premier Entertainment II, LLC, DBR No. 15RA008) and confirmed by License/Facility Permit Number 2015-1 issued by the DBR on July 14, 2015, and incorporated by legislative amendment into R.I. Gen. Laws § 41-7-3(c), and License/Facility Permit Number 2018-1 issued by the DBR on August 29, 2018 to Twin River-Tiverton, LLC pursuant to R.I. Gen. Laws §§  41-1-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17 and 42-35-1, et seq. and the rules and regulations promulgated thereunder, (viii) any licenses and/or approvals issued by DBR to vendors, employees, owners or others with a Financial Interest pursuant to R.I. Gen. Laws §§.I. Gen. et seq., 41-3-1, et seq., 41-3.1-1, et seq., 41-4-1, et seq., 41-7-1, et seq., 41-11-1, et seq., 42-14-17 and 42-35-1, et seq. and the rules and regulations promulgated thereunder, (ix) lottery retailer license effective April 1, 2019 to March 31, 2020, issued by the Division to UTGR pursuant to Rhode Island law, including but not limited to R.I. Gen. Laws §§ 42-61-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (x) the video lottery retailer license, effective April 1, 2019 to March 31, 2020, issued by the Division to UTGR pursuant to Rhode Island law, including but not limited to R.I. Gen. Laws §§ 42-61.2-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (xi) the table game retailer license, effective April 1, 2019 to March 31, 2020, issued by the Division to UTGR pursuant to R.I. Gen. Laws §§ 42-61.2-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (xii) lottery retailer license effective April 1, 2019 to March 31, 2020, issued by the Division to TRT pursuant to Rhode Island Law, including R.I. Gen. Laws §§ 42-61-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (xiii) the video lottery retailer license, effective April 1, 2019 to March 31, 2020, issued by the Division to TRT pursuant to Rhode Island Law, including R. I. Gen laws §§ 42-61.2-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (xiv) the table game retailer license, effective April 1, 2019 to March 31, 2020, issued by the Division to TRT pursuant to R.I. Gen. Laws §§ 42-61.2-1, et seq. and the rules and regulations promulgated by the Division, as such license may be renewed, reissued or extended, (xv) Gaming License #915 dated January 20, 2014, issued by the Mississippi Gaming Commission to Premier Entertainment on December 19, 2013 pursuant to §§ 75-76-67 of the Mississippi Code of 1972, as amended, and all extensions and renewals thereof, (xvi) all such other licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations granted under Gaming/Racing Laws or any other applicable laws related thereto, (xvii) certification by the Rhode Island Secretary of State that the qualified voters of the State have approved the expansion of gambling at the Tiverton Facility, as defined herein, to include casino gaming, and (xviii) certification by the Board of Canvassers of the Town of

Tiverton that the qualified electors of the Town of Tiverton have approved the expansion of gambling at the Tiverton Facility to include casino gaming.
“Gaming/Racing Properties” means, collectively, (i) each Facility and (ii) any other casino or other gaming or racing establishment or operation owned, managed or operated by the Company or any of its Subsidiaries from time to time.
“Governmental Authority” means any government or political subdivision of the United States or any other country, whether federal, state, provincial or local, or any agency, authority, board, bureau, central bank, commission, office, division, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision including, without limitation, any Gaming/Racing Authority and any Liquor Authority.
“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation of the primary obligor in respect of which such Guarantee is made (or, if less, the maximum amount of such Indebtedness or other obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“IGT” means IGT Global Solutions Corporation, a Delaware corporation.
"IGT Joint Venture" means that certain Delaware limited liability company (which shall be regulated by the Division as a “Technology Provider”) to be (i) owned by (x) IGT or Affiliates of IGT and (y) Bally or Affiliates of Bally and (ii) controlled by IGT or an Affiliate of IGT.

“IGT JV Effective Date” means January 1, 2023.
“IGT Payment” means the payment by the Company or any of its Affiliates of $7,500,000 to IGT or, at IGT’s election, the Division, in connection with the payment of the Second Intangible Asset Purchase Price.
“Incremental Commitments” means the “Incremental Commitments” as such term is defined in the Credit Agreement in effect on the Effective Date, and loans and commitments made pursuant thereto.
“Inchoate Rights” means rights of a Secured Party (or agent therefor) under a Collateral Agreement, whether or not (in any such case) such Secured Party’s interest is secured by pledges of shares or membership or other equity interests (as applicable), or other grants of security interests, in a Rhode Island Company, its parent or Affiliates or by mortgages, pledges or other security interests in real estate or other property owned or leased by a Rhode Island Company, its Subsidiaries and/or Affiliates (including in the real estate on which any Facility is located) or otherwise (collectively, “Pledges”) so long as such rights have not been exercised by such Secured Party (or agent therefor).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) the financing of insurance premiums, (iii) any such obligations payable solely through the issuance of Equity Interests, and (iv) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto); provided that any earn-out obligation that appears in the liabilities section of the balance sheet of such Person shall be excluded, to the extent (x) such Person is indemnified for the payment thereof and such indemnification is not disputed or (y) amounts to be applied to the payment therefor are in escrow); (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Capital Lease Obligations of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (other than Capital Lease Obligations in connection with any Facility Sale Leaseback, which shall be excluded from Indebtedness); (g) all net obligations of such Person in respect of Hedging Agreements; (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three (3) Business Days of such drawing; (i) all obligations of such Person in respect of Disqualified Capital Stock; and (j) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the then termination payment due thereunder by such Person. For the avoidance of doubt, it is understood and agreed that (w) Capital Lease Obligations in connection with any Facility Sale Leaseback, (x) casino “chips” and gaming winnings of customers, (y) any obligations of such Person in respect of Cash Management Agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. Operating leases shall not constitute Indebtedness hereunder regardless of whether required to be recharacterized as Capital Lease Obligations pursuant to GAAP.
“Investment” has the meaning set forth in Section 7.6(f) of this Agreement.
“Joint Venture” means any Person, other than an individual or a wholly owned Subsidiary of Bally’s, in which Bally’s or a Subsidiary of Bally’s (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership); provided, that “Joint Venture” shall not include an issuer of publicly-traded equity securities in which the Company beneficially owns less than five percent (5%) of the class of such publicly-traded equity securities.
“Knowledge” of, or “Known” to, the Company means the actual and constructive knowledge, after reasonable inquiry in good faith of direct reports, of all Senior Executives and all directors of the Company and each of its Subsidiaries.
“Lenders” means (a) each lender party under the Credit Agreement, (b) any lender providing an Incremental Commitment pursuant to the Credit Agreement and any Person that becomes a lender pursuant to the Credit Agreement and (c) any Person that becomes a “lender” under the Credit Agreement pursuant to an Assignment Agreement thereunder, in each case, other than any such Person that ceases to be a lender pursuant to an Assignment Agreement or a Borrower Assignment Agreement under the Credit Agreement. Unless the context requires otherwise, the term “Lenders” shall include any Swingline Lender and any L/C Lender identified in the Credit Agreement.
“Leverage Ratio” means, on any date, the ratio of Total Debt as of such date to Consolidated EBITDA for the Test Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities or other financial assets (as defined in the Uniform Commercial Code), any purchase option, call or similar right (including, without limitation, any adverse claim (as defined in the Uniform Commercial Code)) of a third party with respect to such securities.
“Lincoln Facility” means the facility located at 100 Twin River Road, Lincoln, Rhode Island with the name “Bally's Twin River Lincoln Casino Resort”.
“Liquor Authorities” means, in any jurisdiction in which the Company or any of its Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other governmental authority responsible for interpreting, administering and enforcing the Liquor Laws, including the DBR, Division of Commercial Licensing.
“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Company or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.
“Liquor License” means, in any jurisdiction in which the Company or any of its Subsidiaries sells and distributes liquor, any license, permit or other authorization to sell and distribute liquor that is granted or issued by the applicable alcoholic beverage commission or other governmental authority responsible for interpreting, administering and enforcing the Liquor Laws.
“Loans” means the Revolving Loans, the Swingline Loans and the Term Loans made under the Credit Agreement.
“Lottery Rules” means the “Rhode Island Lottery Rules and Regulations”, in effect from time to time.
“Management Agreement” means any management agreement that may be entered into by the Company or any of its Subsidiaries with a third party manager for the operation and maintenance of a Gaming/Racing Property.
“Management Position” means all positions with any direct or indirect management authority over any Facility or Rhode Island Company (including any position that involves the supervision of employees or is responsible for an area or any portion of the business of the Facility) within the Company and any of its Subsidiaries.
“Material Action” means any action by the Board related to the change in composition of the Board or any other material action by the Board, including, without limitation, decisions regarding the issuance of securities or the incurrence of indebtedness by a Rhode Island Company, the Guarantee by either Rhode Island Company of Indebtedness of any other Person, decisions related to the employment and/or compensation of Persons holding

Senior Executive Positions and decisions regarding material capital expenditures by a Rhode Island Company.
“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations, condition (financial or otherwise) or operating results of the Company and its Subsidiaries, taken as a whole or (b) a material impairment of the ability of the Company or any of its Subsidiaries to perform any of its obligations under this Agreement or any Credit Document to which it is or will be a party; provided that the reduction in revenue of the Company and its Subsidiaries due to the commencement and implementation of gaming activities in Massachusetts shall not be deemed to be a Material Adverse Effect.
“Material Agreement” means any contract or agreement (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC under the U.S. Securities Act of 1933, as amended), (b) contracts pursuant to which any Rhode Island Company is reasonably expected to incur obligations or liabilities to pay in excess of $2,500,000 per annum, (c) any contract between a Rhode Island Company, on the one hand, and Bally’s, TRMG or any of its Subsidiaries, on the other hand, (d) contracts to which Bally’s or any of its Subsidiaries is a party with respect to which Bally’s and its Subsidiaries are reasonably expected to incur obligations or liabilities to pay in excess of $5,000,000 per annum or outside the ordinary course of business, in each case, with respect to which a breach, nonperformance, cancellation or failure to renew has had or would reasonably be expected to have a material adverse effect (i) on the financial condition or results of operations of (A) any Rhode Island Company individually or (B) Bally’s and its Subsidiaries, taken as a whole, or (ii) on any Gaming/Racing License, (e) any contract or agreement between Bally’s and its Subsidiaries and any other Person with respect to any Joint Venture to which Bally’s or any of its Subsidiaries is (or is proposed to be) a party and (f) any contract or agreement providing for the granting, obtaining or holding of Inchoate Rights.
“Maximum Leverage Ratio” shall be 5.5:1; provided that, (x) the DBR and the Division shall be entitled to increase the Maximum Leverage Ratio, in their sole discretion, as the DBR and the Division deem to be appropriate to account for any Shutdown Periods and (y) if the application of the debt incurrence test under the coverage ratio in the Credit Agreement would permit the Companies to incur a lesser amount of Consolidated Indebtedness, the leverage ratio so calculated.
“Minimum Employee Number” has the meaning set forth in Section 7.5(f).
“Mortgages” means an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a first Lien (subject only to the Permitted Liens) in favor of Collateral Agent on behalf of the Secured Parties on each Mortgaged Real Property (as defined in the Credit Agreement).
“Net Terminal Income” has the meaning set forth in Section 42-61.2(11) of the General Laws of Rhode Island, as amended from time to time.

“Newport Facility” means the facility formerly known as the Newport Grand located at 150 Admiral Kalbfus Road, Newport, Rhode Island 02840.
“Newport Grand” means the former Newport Grand gaming facility located at the Newport Facility.
“Newport Lottery Licenses” means, collectively, (i) the lottery retailer license issued by the Division pursuant to Chapter 61 of Title 42 of the Rhode Island General Laws and the Lottery Rules promulgated thereunder and (ii) the video lottery retailer license issued by the Division pursuant to Chapter 61.2 of Title 42 of the Rhode Island General Laws and the Lottery Rules promulgated thereunder, in each case, associated with Newport Grand.
“Non-Recourse Capital Lease Obligations” means any Capital Lease Obligations entered into in connection with one or more “sale-leaseback” transactions for which the Rhode Island Companies are not liable, either as a lessee connection therewith or a guarantor thereof.
“Pari-mutuel Facility” means any facility or venue offering, pari-mutuel betting and/or Simulcasts, and/or licensed pursuant to R.I. Gen. Laws §41-3.1-3 and/or R.I. Gen. Laws §41-7-3.
“Pari-mutuel Law” means any law, statute or regulation governing or regulating pari-mutuel betting or Simulcasts in the State.
“PE II” has the meaning set forth in the Preamble hereto.
“Permitted Investments” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;
(b)investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
(e)investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
(f)Investments made in the IGT Joint Venture.
“Permitted Liens” has the meaning set forth in Section 7.6(e).
“Person” means a natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, governmental entity or other entity or organization.
“Prior Agreement” has the meaning set forth in the Recitals.
“Prior Undertakings” means all commitments listed on Exhibit H.
“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person.
“Qualified Capital Stock” means, with respect to any Person, any Equity Interests of such Person which is not Disqualified Capital Stock.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Bally’s, TRMG or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Bally’s, TRMG or any Subsidiary thereof, (b) management, oversight or similar fees payable to any Affiliate of any of the Company and its Subsidiaries (in each case other than to the Company or any Subsidiary thereof), (c) any loan, advance or other Investment in any direct or indirect holder of any Equity Interest in Bally’s, TRMG or any Subsidiary thereof (other than any such loans, advances or other Investments made to TRMG or any Subsidiary thereof), and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to any Indebtedness payable to any Affiliate of the Company or any of its Subsidiaries or any subordinated indebtedness (in each case other than to TRMG or any Subsidiary thereof).
“Restricted Subsidiary” means all existing and future Subsidiaries of Bally’s other than the Unrestricted Subsidiaries.

“Reverse Trigger Event” means the transfer of Equity Interests of any Subsidiary or any Gaming/Racing Property from trust or other similar arrangement to Bally’s or any of its Subsidiaries from time to time.
“Revolving Loans” means (a) the revolving credit loans made by the Revolving Lenders identified in the Credit Agreement to Bally’s pursuant to Section 2.01(a) of the Credit Agreement and (b) revolving loans made pursuant to any Incremental Commitments.
“Rhode Island Companies” and “Rhode Island Company” has the meaning set forth in the Preamble hereto.
“SEC” means the Securities and Exchange Commission of the United States or any successor thereto.
“Secured Party” means a Person who or which, on behalf of itself or one or more other Persons, has an interest as mortgagee, pledgee or other secured party in any property of or interest in a Rhode Island Company pursuant to a mortgage, pledge or any other collateral agreement or arrangement (a “Collateral Agreement”) and any Person identified in the Credit Agreement that is party to a credit swap contract or secured cash management agreement.
“Security Agreement” means the security agreement among the Credit Parties and Collateral Agent, as the same may be amended in accordance with the terms thereof and the Credit Agreement.
“Security Documents” means the Security Agreement, the Mortgages, the Ship Mortgages (as defined in the Credit Agreement in effect on the Effective Date) and each other security document or pledge agreement, instrument or other document executed and delivered by a Credit Party to grant, pledge or perfect a security interest in any property acquired or developed that is of the kind and nature that would be required to constitute Collateral (as such term is defined in the Credit Agreement in effect on the Effective Date) on the Effective Date.
“Second Intangible Asset Purchase Price” means the payment of $27,000,000 from IGT to the Division for the right of IGT to be the exclusive provider to the Division of products and services for certain lottery games
“Senior Credit Agreement” means the Credit Agreement or, if the Credit Agreement is refinanced or terminates, the principal senior credit facility of the Rhode Island Companies entered into in compliance with the terms of this Agreement, including Section 7.6.
“Senior Executive” means an individual employed in a Senior Executive Position with Bally’s, TRMG, UTGR or TRT.
“Senior Executive Position” has the meaning set forth in Section 4.4 of this Agreement.
“Shutdown Period” means any fiscal quarter during the Term in which any facility or property owned, operated or managed by Bally’s of any of its Subsidiaries (including the

Facilities) the net income or loss of which is included in the calculation of Consolidated Net Income is not permitted by applicable law, regulation or court order (including Gaming/Racing Laws), to be open in accordance with normal practice or to operate at full capacity due to COVID-19 for all or any portion of such fiscal quarter.
“Significant Subsidiary” means UTGR, any Subsidiary of UTGR, TRT, any Subsidiary of the Company that would constitute a “Significant Subsidiary” of the Company as such term as defined in Rule 1-02 of Regulation S-X promulgated by the SEC under the U.S. Securities Act of 1933, as amended.
“Simulcast” means a live television broadcast of programs either interstate or intrastate to a licensee of a licensed facility, which programs are sanctioned or licensed in the state of origin.
“State” means the State of Rhode Island.
“Stockholder List” has the meaning set forth in Section 3.7 of this Agreement.
“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Bally’s.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, withholdings, fees or other charges of any nature (including interest, penalties and additions thereto) that are imposed by any Governmental Authority.
“Test Period” means, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of Bally’s and its Restricted Subsidiaries for which quarterly or annual financial statements have been delivered or are required to have been delivered to Administrative Agent or have been filed with the SEC or are required to have been filed with the SEC.
“Term” has the meaning set forth in Section 2.1 of this Agreement.
“Term Loans” means (a) the term loans made pursuant to Section 2.01(c) of the Credit Agreement and (b) term loans made pursuant to any Incremental Commitments.
“Tiverton Facility” means the Bally's Tiverton Casino & Hotel located at 777 Tiverton Casino Boulevard, Tiverton, Rhode Island.

“Tiverton VLT Contract” means the Master Video Lottery Terminal Contract by and between the Division and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC), dated November 23, 2005, as amended, and as assigned to TRT, and as may be further amended from time to time.
“Total Debt” means, at any time, the total Indebtedness of Bally’s and its Restricted Subsidiaries at such time, excluding all (a) Indebtedness of the Colorado Subsidiaries that is not secured by any assets of the Company or its Subsidiaries (other than the Colorado Subsidiaries) and for which recourse is limited to the Colorado Subsidiaries and their assets and (b) any Non-Recourse Capital Lease Obligations.
“Transactions” means, collectively, (a) the entry into the Credit Agreement and the other documents related thereto, (b) the issuance of the Bond Debt on May 10, 2019, (c) the acquisition of Gamesys Group plc and the debt and equity financings and refinancings related thereto, and (d) the payment of fees and expenses in connection with the foregoing.
“Transfer Agreement” means any trust or similar arrangement required by any Gaming/Racing Authority from time to time with respect to the Equity Interests of any Subsidiary (or any Person that was a Subsidiary) or any Gaming/Racing Property.
“Trigger Event” means the transfer of shares of Equity Interests of any Subsidiary or any Gaming/Racing Property into trust or other similar arrangement required by any Gaming/Racing Authority from time to time.
“TRMG” has the meaning set forth in the Preamble hereto.
“Bally’s” has the meaning set forth in the Preamble hereto.
“Twin River Casino” means the Bally's Twin River Lincoln Casino Resort, located in Lincoln, Rhode Island.
“Twin River Investment” means expanding and improving the Lincoln Facility and the Tiverton Facility and developing or improving real property surrounding the Facilities and performing the Company’s and its Subsidiaries’ obligations under each of that certain Tiverton VLT Contract, VLT Contract (including the obligation thereunder to lease at least twenty thousand (20,000) square feet of commercial space in Providence through at least June 30, 2043), the Video Lottery Technology Provider License Agreement, dated July 1, 2021, between the Division and UTGR (including, without limitation, all Video Lottery Terminals purchased by Affiliates of the Company through December 31, 2022); the naming rights agreement, dated March 3, 2021 between Bally’s and I-95 Redevelopment District and this Agreement; provided that (x) any capital expenditures applied to the CapEx Amounts under Section 7.5(d) of this Agreement shall not constitute a Twin River Investment) and (y) in no event shall any expenditure or amount invested in a Twin River Investment be applied to the Twin River Investment Obligation more than once.
“Unrestricted Subsidiaries” means (a) as of the Effective Date, the Subsidiaries listed on Schedule 8.12(c) to the Credit Agreement (including the Colorado Subsidiaries), (b) any

Subsidiary of Bally’s designated as an “Unrestricted Subsidiary” pursuant to and in compliance with the Credit Agreement, and (c) any Subsidiary of an Unrestricted Subsidiary (in each case, unless such Subsidiary is no longer a Subsidiary of Bally’s or is subsequently designated as a Restricted Subsidiary pursuant to the Credit Agreement.
“UTGR” has the meaning set forth in the Preamble hereto.
“Video Lottery Games” means lottery games played on Video Lottery Terminals.
“Video Lottery Terminal” means any electronic computerized video game machine that, upon the insertion of cash or voucher, is available to play a video game, and which uses a video display and microprocessors in which, by chance, the player may receive free games or credits that can be redeemed for cash; provided that this term shall not include a machine that directly dispenses coins, cash or tokens.
“VLT Addback” means, for any Test Period, the aggregate amount per annum of capital expenditures for video lottery terminal replacement or maintenance in or with respect to the Companies.
“VLT Contract” means that certain Master Video Lottery Terminal Contract, dated as of July 18, 2005, by and between the Division and UTGR, as amended, and as may be further amended from time to time.
Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, in each case solely to the extent that such amendments, restatements, extensions, supplements and other modifications are entered into in compliance with the terms of this Agreement, (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) the word “including” means “including without limitation”, (d) the word “or” is disjunctive but not exclusive, and (e) prior drafts of this Agreement will be disregarded.
2.Term and Termination; Effect of Termination; Effect of Agreement and Termination.
2.1This Agreement shall be effective until terminated in accordance with Section 2.2 hereof (the “Term”).
2.2This Agreement shall terminate:
(a)upon written notice of such termination from DBR and the Division to the Company, which termination may be effected by DBR and the Division at any time acting in their sole discretion and in accordance with the laws of the State; or
(b)upon written notice from the Company to DBR and the Division in the event the Company shall no longer be involved in the ownership or management of both

Facilities; provided, that, for the avoidance of doubt, any transfer or cessation of the business of either of the Facilities shall be subject to the requirements of the Pari-mutuel Laws and be subject to approval by DBR and the Division, as applicable, and, provided, further, that, in the event that the Company is no longer involved in the ownership or management of either one of the Facilities pursuant to a transaction permitted under this Agreement or as may be consented to by the DBR and the Division but remains involved in the ownership or management of the other Facility, only the provisions of this Agreement applicable to such Facility as to which the Company is no longer involved in the ownership or management shall terminate.
2.3Without limitation to DBR’s and the Division’s regulatory authority and any remedies in law or in equity available to DBR and the Division (including as set forth in this Agreement), in the event of a termination of this Agreement by DBR and the Division pursuant to Section 2.2 hereof, DBR and the Division may, but shall not be obligated to, revoke either or both of the Rhode Island Companies’ licenses with regard to the applicable Facility in a manner consistent with the laws of the State. In addition, the existence of this Agreement and any termination of this Agreement shall not affect any liability of any of the Parties that has accrued prior to the date of this Agreement or its termination or as a result of such termination or of the acts giving rise to such termination, including, without limitation, the liability of any Party for any default by such Party in the performance of its obligations under the Continuing Prior Undertakings (or, with respect to the Prior Undertakings other than the Continuing Prior Undertakings, for any default prior to July 1, 2016), the Prior Agreement or this Agreement, nor shall it affect the coming into force or continuance in force of any provision of this Agreement which is expressly intended to continue in force on or after such termination. Sections 1, 2, 8 and 9 hereof shall survive any termination of this Agreement. Termination of this Agreement shall in no way act as a basis to affect the on-going business of any Facility. The Lincoln Facility shall continue in business unless UTGR’s license(s) have been suspended or revoked or UTGR is otherwise limited by an order of the DBR or the Division and the Tiverton Facility shall continue in business unless TRT’s license(s) have been suspended or revoked or TRT is otherwise limited by an order of the DBR or the Division. Subject to Section 3 hereof, for the avoidance of doubt, the regulatory authority of the DBR and the Division under applicable laws and regulations of the State in respect of the licensing of directors, officers or owners of Bally’s, and in respect to any change in control of Bally’s, shall not be affected hereby and shall apply independently of the terms hereof or any compliance or non-compliance with the terms hereof, the terms and conditions required by the DBR and the Division in connection with their approval of a change of control and any acquirer of Bally’s to be determined by them in light of the circumstances then presented.
2.4This Agreement shall be effective on the Effective Date and supersede in its entirety the Prior Agreement on a prospective basis from and after the Effective Date; provided, however, that in no event shall (a) the Continuing Prior Undertakings be deemed to be suspended (and such Continuing Prior Undertakings shall continue in accordance with their terms), (b) the existence or operation of this Agreement relieve any of the Rhode Island Companies from liability or otherwise affect the rights of DBR or the Division for any (i) prior breach by the Company of the Prior Agreement or any of the Continuing Prior Undertakings or (ii) breach by the Company prior to July 1, 2016 of the

Prior Undertakings (other than the Continuing Prior Undertakings), and (c) subject to clause (b), the Leverage Ratio shall be calculated in accordance with this Agreement for any period after June 30, 2019.
3.Ownership of the Rhode Island Companies.
3.1Attached as Exhibit A hereto is a table indicating all Persons who, to the Company’s Knowledge as of the Effective Date, hold a 5% or greater direct or indirect equity Financial Interest in each Rhode Island Company and the amount of such equity Financial Interest as of such date. In the event the Company acquires Knowledge that (i) any Person holding a direct or indirect Financial Interest in either of the Rhode Island Companies proposes to change its holding from below 5% of the total of any class of Financial Interests in such Rhode Island Company to 5% or more (but, in all cases, less than the Control Threshold) or (ii) any Person holding a 5% or more direct or indirect Financial Interest in either of the Rhode Island Companies increases its holding by more than 1% of the total of any class of Financial Interests in such Rhode Island Company (but, in all cases, less than the Control Threshold), the Company shall, within three (3) Business Days of acquiring Knowledge of any such change or proposed change, notify DBR and the Division and, subject to the review and approval process set forth below in Sections 3.2 and 3.3 hereof, as applicable, update Exhibit A hereto and deliver such updated exhibit to DBR and the Division. The Company shall use best efforts to monitor changes in the ownership of direct or indirect Financial Interests in the Rhode Island Companies based on publicly reported information and other information reasonably available to it.
3.2Pursuant to the organizational documents of Bally’s, TRMG, UTGR and TRT, any purported direct or indirect transfer of Financial Interests that purports to result in a Person acquiring 5% or greater of the total of any class of Financial Interests in such entity shall be null and void and shall not be recognized by the applicable entity unless and until (A) such Person shall have received a written approval from DBR and the Division and/or been approved as suitable by DBR and the Division to hold such Financial Interest or (B) such Person has received a prior written notice from the applicable Governmental Authorities (including DBR and the Division) that such Person is not required to hold a license from DBR and the Division and/or be approved as suitable by DBR and the Division to hold such Financial Interest (the “5% Transfer Restriction”). Bally’s, TRMG, UTGR and TRT shall maintain the 5% Transfer Restriction in their respective organizational documents so as to prohibit any Person from acquiring a 5% or greater direct or indirect Financial Interest in any class of Financial Interests in either of the Rhode Island Companies unless such Person shall have first obtained written approval from DBR and the Division making a determination of suitability to hold such direct or indirect Financial Interest in such Rhode Island Company in accordance with the rules and procedures set forth by DBR and the Division in their sole discretion from time to time; provided, however, that, notwithstanding any provision of any organizational documents of Bally’s, TRMG, UTGR or TRT, the 5% Transfer Restriction and any other requirement of DBR or Division approval before a Person acquires beneficial ownership of 5% or greater of any class of Financial Interests in Bally’s or either of the Rhode Island Companies shall not apply with respect to a change in the percent of class of Financial

Interests held by a Person that (x) results solely from a decrease in the aggregate number of Financial Interests in such class of Financial Interests outstanding as a result of stock repurchases by the Company pursuant to a repurchase plan or program and (y) does not result in such Person acquiring a 6% or greater direct or indirect Financial Interest in any class of Financial Interests in any of the Rhode Island Companies (any change meeting the requirements of (x) and (y), a “Permitted Ownership Increase”).
3.3Pursuant to the organizational documents of Bally’s, TRMG, UTGR and TRT, once a Person has obtained approval from DBR and the Division to hold a 5% or greater Financial Interest in either Rhode Island Company (if required), any purported transfer of Financial Interests in any of such entities that purports to result in a Person acquiring a direct or indirect Financial Interest in any class of Financial Interests in such Rhode Island Company equal to or in excess of the Control Threshold shall be null and void and shall not be recognized by the applicable entity unless (A) such Person shall have first obtained written approval from DBR and the Division making a determination of suitability to hold such Financial Interest in such Rhode Island Company equal to or in excess of the Control Threshold in accordance with the rules and procedures set forth by DBR and the Division in their sole discretion from time to time or (B) such Person has received prior written notice from the applicable Governmental Authorities (including the DBR and the Division) that such Person is not required to obtain written approval from DBR and the Division (the “Control Threshold Transfer Restriction”). Bally’s, TRMG, UTGR and TRT shall maintain the Control Threshold Transfer Restriction in their respective organizational documents.
3.4With respect to any Person that has been approved by the DBR as an “Institutional Investor,” if the Company acquires Knowledge that such Institutional Investor seeks to increase its direct or indirect Financial Interest in any class of Financial Interests in either of the Rhode Island Companies in excess of the requirements and restrictions applicable to such Person in connection with its approval as an “Institutional Investor,” the Company shall use all efforts within its control to not permit such increase unless such Person shall have first obtained written approval from DBR and the Division making a determination of suitability to hold such direct or indirect Financial Interest in such Rhode Island Company in accordance with the rules and procedures set forth by DBR and the Division in their sole discretion from time to time; provided, however, that written approval from DBR and the Division shall not be required with respect to a change in the percent of class of Financial Interests held by a Person that (x) results solely from a decrease in the aggregate number of Financial Interests in such class of Financial Interests outstanding as a result of stock repurchases by the Company pursuant a repurchase plan or program and (y) to the extent that such Person would hold 15% or more of an outstanding class of Financial Interests in either of the Rhode Island Companies following such stock repurchases, does not result in the percent of class of Financial Interests in either of the Rhode Island Companies held directly or indirectly by such Person increasing by an amount equal to 1% or more of the outstanding class of Financial Interests (after giving effect to such repurchases). Pursuant to the Bylaws of Bally’s, any transfer of Financial Interests in violation of the Gaming Laws (as defined therein) will be void until (a) Bally’s ceases to be subject to the jurisdiction of the applicable Gaming Authority (as defined therein) or (b) the applicable Gaming Authority, by affirmative action, validates such transfer or waives any defect in such transfer. As a result, any transfer of indirect or direct Financial Interests in any Rhode Island Company that results in the Company acquiring Knowledge that a Person that has been approved by the DBR as an “Institutional Investor” increasing its ownership of direct or indirect Financial Interest in any class of Financial Interests in such Rhode Island Company by an amount in excess of the requirements and restrictions applicable to such Person in connection with its approval as an “Institutional Investor” (other than an increase in the percent of class of Financial Interests held by a Person that (x) results solely from a decrease in the aggregate number of Financial Interests in such class of Financial Interests outstanding as a result of stock repurchases by the Company pursuant to a repurchase plan or program or (y) to the extent that such Person would hold 15% or more of an outstanding class of Financial Interests in any Rhode Island Company following such stock repurchase, does not result in the percent of class of Financial Interests in any of the Rhode Island Companies held directly or indirectly by such Person increasing by an amount equal to 1% or more of the outstanding class of Financial Interests (after giving effect to such repurchases)) shall be null and void and shall not be recognized by any Rhode Island Company or the Company, as the case may be, unless and until such Person shall have received written approval making a determination of suitability from DBR and the Division with respect to such increase.
3.5The parties acknowledge that any transactions purporting to be acquisitions of Financial Interests in Bally’s, TRMG, UTGR and/or TRT that are null and void pursuant to the applicable entity’s organizational documents shall not be considered acquisitions of Financial Interests in Bally’s, TRMG, UTGR and/or TRT for purposes of this Agreement. For the avoidance of doubt, the DBR and the Division shall be entitled to consider in making the determination of the “suitability” of a Person for any purpose under this Agreement, including, to (i) hold a 5% or greater direct or indirect Financial Interest in either Rhode Island Company or (ii) hold a direct or indirect Financial Interest in any class of Financial Interests in either Rhode Island Company equal to or in excess of the Control Threshold, the Competitive Activities of such Person (assuming the definition of “Competitive Activities” is defined by reference to any jurisdiction or geographic location in which the Company or any of its Subsidiaries owns, manages or operates a Gaming/Racing Property). The DBR and the Division will promptly notify the Company of any approval described in this Section 3 and the material terms and conditions of any such approval.
3.6The Company shall maintain (a) subsection (l), Article Fourth of UTGR’s Certificate of Incorporation (as amended on July 10, 2014, the “UTGR Certificate of Incorporation”), (b) section 12 of the Third Amended and Restated Operating Agreement of TRT (in the form attached as Exhibit G hereto, the “TRT Operating Agreement”), (c) section 4.07 of Bally’s Certificate of Incorporation (as amended February 14, 2011, the “Bally’s Certificate of Incorporation”), and (d) subsection (5), Article Fourth of the TRMG Certificate of Incorporation (as amended July 10, 2014, the “TRMG Certificate of Incorporation”) and shall not further amend or modify any of such sections without the prior written approval of DBR and the Division. The Company shall take all actions within its control necessary to enforce the aforementioned provisions of UTGR’s, TRT’s, Bally’s and TRMG’s governing documents so as to prohibit any Person from transferring or acquiring a Financial Interest in UTGR, TRT, Bally’s and/or TRMG, respectively, in violation of the aforementioned governing document provisions of those entities and/or the requirements and restrictions applicable to such Person, and shall promptly provide written notice to the DBR and the Division of any such actions taken by the Company.
3.7The Company shall provide, or cause to be provided, to the DBR and the Division, (x) promptly following the 15th day of each calendar month (but no later than the 20th day of such calendar month), (y) promptly following (but no later than five (5) Business Days following the date the threshold described in this clause (y) is met) any stock repurchase(s) by the Company, following the date of the most recent Stockholder List (as defined below) pursuant to a repurchase plan or program, of a number of outstanding equity Financial Interests that represent, in the aggregate, one percent (1%) or more of the outstanding equity Financial Interests reported in most recent Stockholder List delivered pursuant to this Section 3.7, and (z) promptly following any more frequent request by the DBR of the Division (but no later than five (5) Business Days following such request), in each case, a list (each, a “Stockholder List”) setting forth, to the Company’s Knowledge (based on publicly reported information and other information reasonably available to it, including the results of any “broker searches” conducted as provided below), the fifty (50) largest stockholders owning (whether beneficially or directly) equity Financial Interests of Bally’s (or, if either of UTGR or TRT is no longer the indirect wholly owned subsidiary of Bally’s, a list setting forth, to the Company’s Knowledge, the stockholders of any successor Person or Persons that hold, directly or indirectly, equity interests or other direct or indirect equity Financial Interests in UTGR and/or TRT), which Stockholder List shall be substantially in the form attached hereto as Exhibit I. In connection with its obligations in the preceding sentence, the Company shall use commercially reasonable efforts to obtain such information from any applicable transfer agent or other Person charged with recording or maintaining such information, and the Company shall conduct “broker searches” in the manner contemplated by Rule 14a-13 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, no less frequently than annually in connection with the Company’s annual meeting and, in connection with the Stockholder List delivered pursuant to clause (x) of this Section 3.7, with respect to the month of the year in which such “broker searches” were conducted, include a certification that such “broker searches” were conducted in accordance with the terms hereof.
3.8The Company shall provide, or cause to be provided, to the DBR and the Division, promptly following the written request of the DBR or the Division access at a place and time requested by the DBR and the Division to a list of Person or Persons that (a) are Lenders, along with the amount of indebtedness thereunder held by such Person or Persons, and (b) hold, directly or indirectly, Financial Interests in either Rhode Island Company constituting Indebtedness secured by the Facility or Equity Interests in either Rhode Island Company. In connection with its obligations in the preceding sentence, the Company shall use commercially reasonable efforts to obtain such information from any applicable Administrative Agent or other Person charged with recording or maintaining such information.

3.9Notwithstanding any provision of any Rhode Island law or this Agreement, (A) Inchoate Rights of a Secured Party shall not be deemed to be Financial Interests and (B) granting, obtaining and holding Inchoate Rights will not require any regulatory approval as Financial Interests so long as promptly as practicable and in any event on or within five (5) Business Days after the grant of such Inchoate Rights the Company (i) notifies the Division and DBR of such grant and the identity of the Administrative Agent or Secured Parties to whom or which they were granted and (ii) provides copies of the documentation under which the Inchoate Rights arise.
3.10Bally’s shall promptly and in any event within five (5) Business Days (a) notify the DBR and Division of any breach Known of any trust as to which Bally’s or any subsidiary thereto acts as trustee that holds Financial Interests, (b) use its best efforts to exercise remedies available to it in respect to such breach, and (c) hereby acknowledges that Bally’s failure to do so would be a breach of this Agreement by Bally’s. For the avoidance of doubt, a Person having beneficial interest in such a trust shall not be required to transfer or cause to be transferred additional Financial Interests to such trust as a result of any Permitted Ownership Increase.
4.Management and Officers.
4.1The Rhode Island Companies shall each have a board of directors (with respect to the applicable Rhode Island Company, the “Board”) that shall be responsible for the management of such Rhode Island Company. Members of each Board shall be subject to licensing by DBR and approval by the Division pursuant to its statutory and regulatory authority, which license may be issued by DBR and which approval may be granted by the Division in accordance with the rules and procedures established by DBR and the Division from time to time. The names of the current Board members are set forth on Exhibit B hereto. In the event of any proposed change in the composition of either Board, the Company shall, within three (3) Business Days prior to such proposed change or first acquiring Knowledge of such proposed change (whichever is earlier), notify DBR and the Division of such proposed change. The Company shall also notify DBR and the Division regarding any proposed Material Action by either Board three (3) Business Days prior to any such proposed action. Upon request, the Company shall provide DBR and the Division with an opportunity to inspect at the Company’s offices or at DBR’s or the Division’s offices (the location to be at the discretion of DBR and the Division) any minutes or resolutions of the applicable Board as well as any documents provided to such Board in connection with the execution of their management responsibilities with regard to the applicable Rhode Island Company. Subject to the licensing authority of DBR and the general statutory and regulatory authority of the Division to operate and control the Facilities and Section 4.2 hereof, the applicable Board may delegate certain management responsibilities to officers and other managers of the Company.
4.2Attached as Exhibit C hereto is a detailed description of the organizational structure and the management structure of the Company in effect as of the Effective Date indicating (a) Bally’s and each of its Subsidiaries and (b)(i) all Management Positions at the Company of director level (e.g., director of a business area or function) and higher,

(ii) a description of the scope of authority and duties involved in each Management Position, and (iii) a description of to whom each Management Position reports within the management structure of the Company. Exhibit C shall also include the name of each Person who holds each Management Position as of the Effective Date. The Company agrees to make available, upon request, a description of the organization structure and management structure of the Company and its Subsidiaries indicating the management positions of director level and higher for Subsidiaries other than the Rhode Island Companies. Subject to the licensing authority of DBR and the Division’s statutory and regulatory authority to operate and control the Facilities, in the event of any change or proposed change in personnel, management structure, scope of employee authority or duties, or reporting lines of the Company and its Subsidiaries that would require a modification of Exhibit C, the Company shall notify DBR and the Division in writing within three (3) days of such proposed change or first acquiring Knowledge of such proposed change (whichever is earlier).
4.3The Company shall at all times employ a compliance officer (the “Compliance Officer”) who shall be subject to application and licensure process of the DBR and approval by the Division. The Compliance Officer shall have those responsibilities set forth on Exhibit D hereto (“Duties and Responsibilities of Compliance Officer”) and shall as promptly as practicable report to the DBR and the Division in writing any instances of noncompliance Known to the Compliance Officer, after due inquiry, with the terms of this Agreement or noncompliance with any Rhode Island statutory or regulatory requirements by the Company. Without limiting the responsibilities of the Compliance Officer set forth on Exhibit D hereto, the Compliance Officer shall be required to: (i) monitor compliance by the Company with all applicable Rhode Island laws and regulations and compliance with all terms of the Regulatory Agreement (including the Code of Business Conduct and Ethics set forth on Exhibit F hereto), the VLT Contract and the Tiverton VLT Contract, (ii) serve as a liaison between the Company, on the one hand, and the DBR and the Division, on the other hand, with respect to the foregoing, and (iii) on a quarterly basis, review the employees, vendors, personnel and other service providers with respect to each Facility who are subject to licensing by DBR and approval by the Division pursuant to its statutory and regulatory authority and shall promptly report within five (5) calendar days to the DBR and the Division in writing any noncompliance or failure of such employees, vendors, personnel or other service providers to be licensed in accordance with applicable statutory or regulatory requirements. Further, the Compliance Officer shall be made reasonably available to promptly respond to information requests from the DBR and the Division (including pursuant to Section 6) and provide reports to DBR and the Division in writing, as requested by the DBR or the Division, and on a regular basis, but no less frequently than annually, regarding compliance with (a) all applicable laws and rules and regulations; (b) this Agreement (including the Code of Business Conduct and Ethics set forth on Exhibit F hereto); (c) the VLT Contract; (d) the Tiverton VLT Contract; and (e) all applicable decrees and orders of any Governmental Authority. In addition to the responsibilities of the Compliance Officer set forth on Exhibit D, he/she shall be responsible for implementing a written compliance protocol, which includes a process for verification, monitoring and action plan pertaining to, compliance with (a)-(e).

4.4As used herein, a “Senior Executive Position” shall mean any Person deemed by the DBR and/or the Division, in their sole discretion, to be in a Management Position or otherwise in a decision-making or control capacity with regard to the Facilities or the Company regardless of such Person’s position or title. The DBR and the Division reserve the right to review from time to time as it deems necessary in their sole discretion the functional duties and responsibilities of any Person and determine whether such Person is assuming duties that constitute a decision-making or control capacity.
4.5Without limiting any other term of this Agreement, the Rhode Island Companies shall, and the Company shall cause the Rhode Island Companies, at all times, to, employ a management team to occupy each Management Position for each Facility in accordance with the provisions of this Section 4.5. The structure of, and Management Positions included in, such management team for each Facility shall be subject to the prior approval of the DBR and the Division, and the individuals filling the Management Positions included in such management team for each Facility shall be subject to licensure by the DBR and approved by the Division. Each Person that occupies a Management Position of either Facility will be required to devote his/her primary time and attention to such Facility in order to fulfill the fiduciary duty of the Company to protect the revenue stream of the State and the Facility and manage the Facility in a manner substantially consistent with a first class gaming facility located elsewhere in the United States pursuant to regulations duly adopted pursuant to state law. Each of Bally’s and TRMG acknowledges that its respective directors and officers are obligated to exercise their respective fiduciary or equivalent duties in accordance with applicable law, including to ensure that TRMG’s officers oversee the management of each Facility, including the management team for each Facility, with due care and as fiduciaries.
4.6The Company shall use reasonable commercial efforts to ensure that all officers, directors, key employees and other individuals in a management role of Bally’s, TRMG, UTGR and TRT be competent and suitable for their respective role, and shall cause such individuals to fulfill their duties as contemplated hereby.
5.Competitive Activities; Related Party Transactions.
5.1The Company confirms that (a) its fiduciary duty includes protecting the revenue stream of the State and the Facility, (b) any Competitive Activity that may affect that revenue is detrimental to the State, the Facility, UTGR, TRT, TRMG and Bally’s, and (c) it shall cause UTGR and TRT to conduct the business of the applicable Facility in a manner consistent with fulfilling the foregoing obligations.
5.2The Company and its Subsidiaries, and the respective directors, officers and management personnel of the Company and its Subsidiaries, shall not engage in any Competitive Activities. The Company shall immediately notify DBR and the Division in writing upon acquiring Knowledge of:
(a)any instances in which any directors, officers or other employees of the Company or its Subsidiaries have engaged or intend to engage in Competitive Activities;

(b)any transaction or series of related transactions, directly or indirectly, between the Company or any of its Subsidiaries, on the one hand, and any director, officer or other employee of the Company or any of its Subsidiaries, on the other hand, other than customary compensation arrangements (whether in the form of cash, equity awards or customary benefit plans), expense reimbursement, director and officer insurance coverage and/or indemnification arrangements (and related advancement of expenses);
(c)any other transaction or series of transactions involving any director, officer or other employee of the Company or any of its Subsidiaries that could conflict with such director’s, officer’s or other employee’s fiduciary, employment or other duties to the Company or any of its Subsidiaries; or
(d)any instances in which a holder of 5% or greater of any class of direct or indirect Financial Interest in either Rhode Island Company engages in, or proposes to engage in, Competitive Activities.
The Company shall provide in writing all information requested by DBR and the Division in connection with the occurrence of any of the events described in clauses (a) through (d) above.
5.3The Company shall use best efforts to monitor whether any director, officer, other employee or 5% or greater holder of any class of direct or indirect Financial Interest of either Rhode Island Company and its Subsidiaries engages in any of the activities described in clauses (a) through (d) of Section 5.2. Said monitoring should be incorporated into any compliance protocols and reported to the DBR and the Division. In the event any director, officer or any other employee of the Company or its Subsidiaries engages in any of the activities described in clauses (a) through (d) of Section 5.2, the Company shall immediately notify DBR and the Division of the activity in writing and all steps taken to correct the issue and protect the interests of the State. Upon any notification to the DBR and the Division of any such activities by the Company or its directors, officers, or other employees, in addition to any other remedy in law or equity that protects the interests of the State, each of the DBR and the Division may take regulatory action including (a) the suspension or revocation of the pari-mutuel facility license and/or permit to conduct Simulcasts in a manner consistent with the laws of the State, (b) suspension or revocation of any other license at issue in connection with such activities in a manner consistent with the laws of the State, and/or (c) imposition of a monetary penalty in accordance with the terms set forth herein. Upon the request of the DBR or the Division, the DBR and/or the Division shall have the right to cause Bally’s to convene a meeting of its board of directors at which representatives of the DBR and/or the Division may attend for the purpose of discussing the appropriate disciplinary action to be taken by the Company with respect to any engagement by any director, officer or other employee of the Company or any of its Subsidiaries in any of the activities described in clauses (a) through (d) of Section 5.2, which disciplinary action may include the termination or resignation of any directors, officers or other employees who have engaged or propose to engage in such activities.

6.Access to Information.
6.1From and after the Effective Date, at the request of DBR or the Division or as otherwise delineated below, the Company shall comply with the following reporting obligations:
(a)Quarterly Financial Statements: As soon as practicable, and in any event within sixty (60) days after the close of each of the first three fiscal quarters of each fiscal year of the Company or, if earlier, the date Bally’s files its Quarterly Report on Form 10-Q with the SEC, the Company shall deliver to the DBR and the Division a consolidated and consolidating balance sheet and statement of income and a consolidated statement of cash flows of Bally’s as at the close of such quarter and covering business for such quarter and the portion of Bally’s fiscal year ending on the last day of such quarter, all in detail and prepared in accordance with GAAP, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year; provided, that the materiality threshold applicable to any Rhode Island Company in connection with the preparation of such financial statements shall be the materiality standard that would be applicable to the Rhode Island Companies on a combined basis if such financial statements were prepared with respect to such Subsidiary on a stand-alone combined basis. The Company shall also provide comparisons of each pertinent item to the budget referred to in Section 6.1(c) below. The quarterly report pursuant to this Section 6.1(a) shall also include a summary of the Company’s Leverage Ratio calculated in accordance with the terms of this Agreement in the form attached as Exhibit E; provided that, for the avoidance of doubt, the quarterly report with respect to the fiscal quarter ended September 30, 2019 (and subsequent periods) shall be calculated in accordance with the terms of this Agreement. This reporting requirement may be suspended or reinstated by DBR and the Division, at their discretion, at any time during the course of this Agreement; provided, however, that any such suspension or reinstatement must be in writing.
(b)Annual Statements: As soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter or, if earlier the date on which Bally’s files its Annual Report on Form 10-K with the SEC, the Company shall deliver to DBR and the Division duplicate copies of consolidated and consolidating balance sheets, statements of income and stockholders equity and a consolidated statement of cash flows of Bally’s at the end of such year and covering business for such year, setting forth in comparative form the figures for the previous fiscal year, all in detail and prepared in accordance with GAAP; provided, that the materiality threshold applicable to any Rhode Island Company in connection with the preparation of such financial statements shall be the materiality standard that would be applicable to such Subsidiary if such financial statements were prepared with respect to such Subsidiary on a stand-alone basis.
Such financial statements provided pursuant to this Section 6.1(b) shall be audited and accompanied by an opinion thereon of independent certified public accountants of recognized national standing selected by the Company in accordance with NYSE listing requirements (or, in the event that the Company is not listed on the NYSE or another national securities exchange, satisfactory to the DBR and the Division), which opinion shall state that such financial statements fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidating and consolidated basis and have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with United States generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and the Company shall also provide comparisons of each pertinent item to the budget referred to in Section 6.1(c) below.
(c)Business Operating Plan; Projections: No later than forty-five (45) days after the commencement of each fiscal year of the Company, the Company shall provide DBR and the Division with an opportunity to inspect at the Company’s offices or the DBR’s or the Division’s offices (the location to be at the discretion of the DBR and the Division), an annual business operating plan setting forth the anticipated strategic business activities, including any marketing and promotional activities, and goals, including an expected consolidated budget, of the Company and its Subsidiaries and projections of consolidated revenue, expenses and cash position, prepared on a monthly basis, and a three (3) year business operating plan setting forth the anticipated strategic business activities and goals, including an expected consolidated budget, of the Company and its Subsidiaries and projections of consolidated operating results. Within ninety (90) days of the close of each semiannual fiscal period of the Company, the Company shall provide DBR and the Division with a similar opportunity to inspect an update of such monthly projections. Such business plans, projections and updates shall contain such substance and detail and shall be in such form as requested by DBR and the Division.
(d)Audit Reports: Promptly upon receipt thereof, the Company shall provide DBR and the Division with an opportunity to inspect at the Company’s offices or the DBR’s or the Division’s offices (the location to be at the discretion of the DBR and the Division) one copy of each other financial report and internal control letter submitted to the Company and its Subsidiaries by independent accountants (and management’s responses thereto or other correspondence) in connection with any annual, interim or special audit made by them of the books of the Company or any of its Subsidiaries.
(e)Other Information: The Company shall deliver or make available for inspection (as determined by the DBR and the Division in their discretion) such other information as DBR and the Division may request.
6.2Additional Reporting Obligations. The Company shall provide to DBR and the Division:
(a)copies of all notices, reports or other information given to its lenders or shareholders at the same time such reports or other information are made available to such parties, including all notices, reports or other information provided to (i) its lenders under the Credit Agreement, dated as of October 1, 2021 (as amended, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Credit Agreement”), by and among Bally’s, certain subsidiaries of Bally’s party thereto, the lenders party thereto, and the Administrative Agent and (ii) any holders of any Bond Debt of the Company or any trustee with respect thereto;
(b)copies of (i) all notices, reports and filings made by the Company and its Subsidiaries with regulatory authorities, including all Gaming/Racing Authorities and the SEC, in jurisdictions other than the State with respect to purported or actual violations or other non-ordinary course matters, (ii) any notice or reports delivered to the Company or any of its Subsidiaries by regulatory authorities, including all Gaming/Racing Authorities and the SEC, in jurisdictions other than the State with respect to purported or actual violations or other non-ordinary course matters, and (iii) any other material notices, reports, filings and communications between the Company and its Subsidiaries and regulatory authorities, including all Gaming/Racing Authorities and the SEC, in other jurisdictions, in each case to the extent permitted by applicable law. The Company shall provide DBR and the Division with a release in a form requested by DBR and the Division to directly obtain any and all information it deems necessary from other jurisdictions;
(c)(i) reasonable advance written notice of its intention to execute and deliver a Material Agreement (or a renewal, amendment or modification thereof) (A) as to which the Company intends to make a public announcement or (B) which is entered into by the Company outside the ordinary course of business, in each case, at least five (5) Business Days prior to entering into any such Material Agreement, renewal, amendment or modification (enclosing in such notice a copy of the then current drafts of all material documentation related to such Material Agreement, renewal, amendment or modification; provided, that the DBR and the Division shall not publicly disclose the terms of any Material Agreements that are otherwise confidential unless disclosed under R.I. Gen. Laws 38-2-1, et seq. (Access to Public Records Act) or otherwise required by applicable law or court order or other legal process; provided, further, that to the extent the Company provides notice to the DBR and the Division prior to the entry of any Material Agreement (or a renewal, amendment or modification thereof) and does not enclose a copy of the then-current drafts of all material documentation related thereto, the Company shall in such notice provide the contact information (including a telephone number) for a representative of the Company who can be contacted by the DBR and the Division via telephone to discuss the contents of such notice, the reason for the failure of the Company to enclose a copy of the then-current drafts of all material documentation related thereto and the procedures pursuant to which the DBR or the Division may review the then-current drafts of such material documentation); provided even further, that the Company acknowledges and agrees that it shall not, and it shall cause its Subsidiaries to not, enter into a confidentiality agreement with any Person that would restrict the ability of the Company to comply with its obligations under this Section 6.2(c), (ii) promptly following execution thereof (but not later than two (2) Business Days thereafter), copies of any Material Agreement entered into by the Company (or a renewal, amendment or modification thereof) other than a Material Agreement of the type referred to in the foregoing clause (i)(A) or (B), and (iii) upon and after such notice or delivery, as applicable, such information regarding the Material Agreements referred to in the foregoing clauses (i) and (ii), renewal, amendment or modification thereof, as the DBR and the Division shall reasonably request;
(d)written notice at least five (5) Business Days prior to the adoption of any action by the Board or the applicable board of directors or equivalent governing body of the Company or any of its Subsidiaries approving the undertaking of any proposed change to the corporate or organizational structure of the Company and its Subsidiaries (including material amendments to any certificate of incorporation, bylaws, operating agreement, limited partnership agreement, certificate of formation or other similar document of the Company or any of its Subsidiaries and the formation, creation or acquisition by the Company or its Subsidiaries of any direct or indirect Subsidiary);
(e)written notice at least five (5) Business Days prior to (i) any Material Action, (ii) the entry by the Company and its Subsidiaries into any transaction providing for the sale, lease, pledge, assignment, transfer or other disposition of any material portion of the assets of the Company or any of its Subsidiaries, (iii) any merger, consolidation or other combination involving the Company or any of its Subsidiaries, (iv) any acquisition by the Company or any of its Subsidiaries, by purchasing all or a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or any material assets, except purchases of supplies in the ordinary course of business, (v) any other transaction that has or is reasonably likely to have a material effect on the financial condition or results of operations of (A) either Rhode Island Company individually or (B) the Company and its Subsidiaries, taken as a whole, and (vi) the authorization by the Company or any of such Subsidiaries of, or the entry by the Company or any of such Subsidiaries of, any agreement with respect to any of the foregoing matters;
(f)written notice promptly following the occurrence of any event that, to the Knowledge of the Company, would reasonably be expected to have a material adverse effect on the financial condition or results of operations of (x) either Rhode Island Company individually or (y) the Company and its Subsidiaries, taken as a whole;
(g)written notice promptly following the occurrence of any event that, to the Knowledge of the Company, would reasonably be expected to have a material adverse effect on any Gaming/Racing License; and
(h)an annual report to DBR and the Division including a signed certification (the “Compliance Report”) making an affirmative representation that to the knowledge of the Company after due inquiry, the Company has satisfied/is in compliance with all of its obligations under (i) state laws, rules and regulations in all material respects; (ii) this Agreement; (iii) the VLT Contract; (iv) the Tiverton VLT Contract, and (v) all applicable orders and decrees of any Governmental Authority all material respects. To the extent that the Company has not satisfied its obligations or is not in compliance with such obligations described above, then the Compliance Report shall set forth in reasonable detail the nature and extent to which it has not satisfied its obligations and/or is out of compliance and further shall provide a corrective action plan to come into compliance. The Compliance Report shall be filed with the DBR and the Division on or before March 1 of each year.
Notwithstanding the foregoing, if the Company determines in good faith that compliance with any of the provisions of clauses (b), (c), (d) or (e) of this Section 6.2 would (i) violate any contractual or legal obligation of the Company or (ii) involve the disclosure of (x) competitively sensitive information or (y) notices or other written communication to other Gaming/Racing Authorities in the ordinary course of business that do not relate to any violation or potential violation of Gaming/Racing Laws or investigation, the Company shall provide the DBR and the Division with reasonable access to such information at a place and time requested by the DBR and the Division.
6.3Following the Effective Date, the Company shall provide to the DBR and the Division a copy of all federal tax returns and material state tax returns (or any amendment to a prior year return) that are filed following the Effective Date, in each case, promptly after the filing thereof and will make available to the DBR and the Division upon reasonable request a copy of all other state tax returns. In connection with the delivery to the DBR and the Division of any such state or federal tax returns, the Company hereby consents (on behalf of Bally’s, TRMG, UTGR, TRT and their respective Subsidiaries) to the DBR and the Division communicating or meeting with the Rhode Island Tax Administrator; provided that any information obtained from such communications or meetings shall be subject to the same confidentiality obligations that is required of the Rhode Island Division of Taxation. Following the Effective Date, within sixty (60) days of the filing by a Rhode Island Company (or any other entity or successor to such Rhode Island Company that is a taxpayer in the State in respect of the Facilities) of any income Tax return with the State, the Company shall provide to DBR and the Division a summary of all deductions and any other items included in such tax return resulting from operations outside of the State that were used to reduce the Taxes payable by such Rhode Island Company to the State.
6.4The Company shall grant to DBR, the Division and their respective representatives access to all books, records, audit work papers, properties and personnel of the Company and its Subsidiaries (including related to the properties of the Company and its Subsidiaries), and shall permit DBR, the Division and their respective representatives to discuss the Company affairs, finances and accounts with the officers, managers, key employees and independent public accountants of the Company and its Subsidiaries or any of them (and by this provision the Company authorizes said accountants to discuss with DBR, the Division and their respective representatives the finances and affairs of the Company and its Subsidiaries), during regular daytime business hours of the Facilities, with advance notification and as often as may be requested by DBR and the Division.
7.Other Regulatory Compliance Covenants by the Company.
7.1The Company (a) shall at all times comply and remain in compliance with, and shall cause its Senior Executives and directors and (b) shall use its best efforts to cause the owners of a direct or indirect Financial Interest of 5% or greater in any class of

Financial Interests in each Rhode Island Company, to comply and remain in compliance, in all material respects, in each case, with: (i) all applicable requirements under all laws, statutes and rules and regulations applicable to the Companies and/or the Facilities; (ii) this Agreement; (iii) the VLT Contract; (iv) the Tiverton VLT Contract; and (v) all applicable decrees and orders of any Governmental Authority and Gaming/Racing Authority, as applicable.
7.2The Company has adopted a “best practices” code set forth on Exhibit F hereto (“Code of Business Conduct and Ethics”), shall not amend or modify such code in any respect without the prior written approval of DBR and the Division and shall use best efforts to comply with such code in all material respects.
7.3The Company agrees to submit to examinations by DBR and the Division of the business and management functions of the Facility.
7.4The Company agrees that if a Gaming/Racing License applied for or granted to the Company or any of its Senior Executives or directors in another jurisdiction is suspended, revoked, withdrawn or denied, the Company shall immediately notify the DBR and the Division in writing upon acquiring Knowledge of such suspension, revocation, withdrawal or denial and shall provide all details as may be requested by DBR and the Division in connection with such suspension, revocation, withdrawal or denial. The Company agrees to provide DBR and the Division with a release in a form provided by DBR and the Division to directly obtain any and all information it deems necessary from other jurisdictions.
7.5Each of Bally’s, TRMG, UTGR and TRT covenants and agrees with the Division and the DBR that so long as this Agreement shall remain in effect, unless the Division and the DBR shall otherwise consent in writing (which determination shall be provided by the Division and the DBR as soon as reasonably practicable following receipt of any request in writing made by the Company in accordance with Section 9.5 for such consent and the Company’s providing all documentation and other information reasonably requested by the DBR and the Division in connection therewith), each of Bally’s, TRMG, UTGR and TRT shall, and shall cause each of their Subsidiaries to:
(a)Existence; Compliance with Laws; Businesses and Properties. With respect to UTGR, TRT, Bally’s, TRMG and their respective Significant Subsidiaries:
(i)Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; and
(ii)Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the Gaming/Racing Licenses and Liquor Licenses and all other rights, licenses, leases, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except as would not have a Material Adverse Effect;

comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted except as would not have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
Without limiting the generality of the agreement set forth in this Section 7.5(a) the Company agrees that: (1) it shall, and shall cause its Subsidiaries to cause each Gaming/Racing Property to conduct the business, in all material respects, in accordance with all applicable Gaming/Racing Laws and all Gaming/Racing Licenses. The Company shall, or shall cause its Subsidiaries to, post all required bonds, if any, with any Gaming/Racing Authority as and in the amounts required under all applicable laws and (2) it shall make (or cause to be made) all filings required under applicable Gaming/Racing Laws, or in connection with any Gaming/Racing Licenses. The Company shall, or shall cause its Subsidiaries to, diligently and comprehensively respond to any inquiries and requests from the Gaming/Racing Authorities and promptly file or cause to be filed any additional information required in connection with any required filings as soon as practicable after receipt of requests therefor.
(b)Insurance. With respect to the Company and its Subsidiaries:
(i)Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law. At the inception of each policy of insurance referred to in this Section 7.5(b)(i) and periodically thereafter, the Division, in consultation with DBR, may reasonably require, with respect to each policy, specific policy limits, coverage, deductibles and insurer rating to ensure adequate coverage and reflect changing conditions affecting the Facility;
(ii)Deliver original or certified copies of each policy of insurance referred to in Section 7.5(b)(i) that is material or relates to any Rhode Island Company or any property in the State of Rhode Island to the DBR and the Division. The Company and its Subsidiaries shall provide prompt written notice (but not later than two (2) Business Days thereafter) to the DBR and the Division of the cancellation, modification or non-renewal of any such policy of insurance, along with any proposed renewal or replacement policy. Within 30 days of inception of all such policies of insurance, the Company and its Subsidiaries shall deliver to the Division and the DBR final renewal or replacement policies, together with evidence satisfactory to the Division and the DBR of payment of the premium therefor;
(iii)If at any time the area in which any real property owned or leased by the Company or any of its Subsidiaries is located is designated (A) an area as having special flood hazards as described in the National Flood Insurance Act of 1968, obtain flood insurance in such total amount as the DBR and the Division may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (B) a “Zone 1” area, obtain earthquake insurance in such total amount as the DBR and the Division may from time to time reasonably require; and
(iv)With respect to the Facility, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for bodily injury, death and property damage and personal and advertising injury and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations.
(c)Management and Maintenance of each Gaming/Racing Property. With respect to the Company and each of its Significant Subsidiaries, manage and maintain each Gaming/Racing Property (including all gaming equipment used at any Gaming/Racing Property that is owned or may be leased by any the Company or any of its Significant Subsidiaries) in a first-class manner (and in all material respects consistent with the manner in which such Gaming/Racing Property is operated and maintained as of the Effective Date), ordinary wear and tear and damage caused by casualty and condemnation excepted.
(d)Capital Expenditures. With respect to UTGR, with respect to each calendar year, to make capital expenditures for capital improvements to the Lincoln Facility in an aggregate amount at least equal to the greater of (i)(x) $5,000,000 with respect to each calendar year (other than the calendar years ending December 31, 2020, December 31, 2021 and December 31, 2022) and (y) $12,000,000 with respect to each calendar year ending December 31, 2020, December 31, 2021 and December 31, 2022, provided that there was not a CapEx Shortfall Amount in the immediately preceding fiscal year, and (ii) following any calendar year during which there was a CapEx Shortfall

Amount (as defined below), the sum of $5,000,000 (or, as applicable, $12,000,000 with respect to each calendar year ending December 31, 2020, December 31, 2021 and December 31, 2022) and the CapEx Shortfall Amount (such greater amount, as applicable, the “CapEx Amount”). With respect to any calendar year, upon the written approval of the Division and the DBR, UTGR may make annual capital expenditures in an amount of less than the applicable CapEx Amount for such calendar year, provided that the amount required to be expended during the succeeding calendar year on capital improvements to the Lincoln Facility shall be increased by the difference between (x) the applicable CapEx Amount for such calendar year and (y) the aggregate amounts actually expended on capital improvements to the Lincoln Facility during such fiscal year (such difference, with respect to a fiscal year, the “CapEx Shortfall Amount”). For the avoidance of doubt, there shall be no cap or other limitation on the amount that the CapEx Amount with respect to any calendar year may be increased as a result of a CapEx Shortfall Amount occurring in the preceding fiscal year. To the extent that the expenditures for capital expenditures to the Lincoln Facility exceed the CapEx Amount with respect to any calendar year ending December 31, 2020 or December 31, 2021, the Company may elect to apply all or a portion of such excess (not to exceed $7,000,000 with respect to any calendar year) to the CapEx Amount for the succeeding calendar year. Without limiting the foregoing, to the extent that the expenditures for capital improvements to the Lincoln Facility exceed the CapEx Amount with respect to any calendar year, the Company may request that such excess be applied to the CapEx Amount for the succeeding calendar year, which approval shall be accepted or rejected by the DBR and the Division in their sole discretion. The Company shall provide DBR and the Division, on an annual basis and reasonably in advance of each calendar year, with a copy of its budget for capital improvements to the Lincoln Facility and the Tiverton Facility for 2020, 2021 and 2022, and the DBR and the Division shall have the right to approve such budget, with such approval not to be unreasonably withheld, conditioned or delayed; provided, that the DBR and the Division shall be deemed to have approved budgeted capital expenditures to design, develop and construct a fifty thousand (50,000) square foot expansion of the Lincoln Facility. Without limitation of, and in addition to, the foregoing capital expenditure obligations, the Company shall invest, or cause to be invested by any of its Subsidiaries or Affiliates, or any third party acting jointly with, or at the direction of, IGT or the Company, prior to June 30, 2043, at least $100,000,000 in the aggregate (such obligation, the “Twin River Investment Obligation”) in connection with one or more Twin River Investments. For the avoidance of doubt and in accordance with Section 12 of the Act, any amounts required to be spent on capital expenditures shall be without duplication of any amounts required to be expended by IGT or the IGT Joint Venture. The Compliance Report shall include a specific certification of (w) each capital improvement project made by the Company in the applicable calendar year pursuant to the provisions of this Section 7.5(d), (x) the amount expended with respect to each such capital improvement, (y) the amount of any CapEx Shortfall Amount with respect to such calendar year and (z) the CapEx Amount for the following calendar year.
(e)Location of Executive Offices. Cause the executive offices of Bally’s (or any direct or indirect parent thereof formed in any holding company reorganization by Bally’s then-current shareholders not involving a change in control of Bally’s or such parent entity) to be located in the State; provided, however, that in connection with any change in control of Bally’s or such parent entity, Bally’s or such parent entity, as applicable, shall use its best efforts to cause the executive officers of Bally’s (or such parent entity) to continue to be located in the State following such change in control.
(f)Number of Employees. Notwithstanding, and in addition to, any requirements set forth in the VLT Contract and the Tiverton VLT Contract, respectively, cause to be employed in Rhode Island at least 1,200 full-time equivalent employees (the “Minimum Employee Number”).
(g)Location of Senior Management Level Employees. The Company shall use its best efforts to cause senior management level employees to be located with a principal place of employment in the State. Without limitation of the foregoing and any other provisions in this Agreement or imposed by applicable law, including the General Laws of Rhode Island, as amended from time to time, the Company shall, prior to December 31, 2022, cause the principal place of employment of at least thirty (30) members of the senior management of the Company and/or TRMG to be located in the State (such employees, the “Senior Management Employees” and such obligation to locate such Senior Management Employees, the “Senior Management Location Obligation”). With respect to each calendar year, the aggregate compensation of the Senior Management Employees (which compensation shall include pre-tax deductions made on behalf of such Senior Management Employees) shall be not less than the product of (x) such number of Senior Management Employees (which shall not be less than thirty (30), multiplied by (y) two thousand eighty (2,080) multiplied by (z) two hundred fifty percent (250%) of the minimum wage in effect from time to time pursuant to Section 28-12-3 of the General Laws of Rhode Island, as amended from time to time (such compensation obligation with respect to such Senior Management Employees, the “Senior Management Compensation Obligation”). The Compliance Report shall include a specific certification that the Company and/or TRMG is in compliance with the provisions of this Section 7.5(g). In the event that the Company and/or TRMG do not satisfy the Senior Management Compensation Obligation for any calendar year commencing with the calendar year ending on December 31, 2023, then the Division shall have the right to assess liquidated damages pursuant to, and as contemplated by, Section 8.2(B) of the Agreement.
7.6The Company agrees that during the Term of this Agreement, unless the DBR and the Division shall have consented in writing (which determination shall be made by the DBR and the Division as soon as reasonably practicable following receipt of any request in writing made by the Company in accordance with Section 9.5 for such consent to take any of the actions described below and the Company’s providing all documentation and other information reasonably requested by the DBR and the Division in connection therewith), the Company shall not, and shall not permit any of its Subsidiaries to:
(a)Amendments to Credit Agreement and Credit Documents. Enter into (i) any amendment to, modification of or waiver of, in each case, any of the provisions of the Credit Agreement or any other Credit Document if such amendment, modification or waiver (A) increases the principal amount of the Loans to be made available under the

Credit Agreement or other Credit Documents from that contemplated as of the Effective Date (and for the avoidance of doubt, the amount contemplated on the Effective Date includes the Incremental Commitments), or increases the interest rate or fees applicable thereto, (B) relaxes the requirements of Section 10.06 (Restricted Payments) of the Credit Agreement, or (C) changes any right or remedy available to Collateral Agent or any other Secured Party under any Security Document (it being understood that a forbearance or agreement to forbear by Collateral Agent, Administrative Agent and/or any other Secured Party from exercising remedies is not a change to any such provision) or (ii) any refinancing of the Credit Agreement in which a Lien is granted on the Facilities or the direct or indirect Equity Interests in UTGR or TRT or any other direct or indirect Financial Interest is granted.
(b)Indebtedness. Incur any additional Indebtedness (other than Revolving Loans, Non-Recourse Capital Lease Obligations or Indebtedness deemed to exist in connection with any bona fide Hedging Agreement entered into in good faith and in the ordinary course of business) that would result, after giving effect to the incurrence of such additional Indebtedness, in the Leverage Ratio exceeding the Maximum Leverage Ratio.
(c)Restricted Dividends and Distributions. During any period in which the Leverage Ratio of Bally’s (determined on a pro forma basis after giving effect to such dividend or distribution described below) is greater than or equal to the Maximum Leverage Ratio, declare, set aside or pay any dividends on, or make any other distributions in respect of the Equity Interests of either Rhode Island Company, except for dividends or distributions of (i) amounts to the extent necessary to pay the portions of general corporate and overhead expenses of TRMG and Bally’s (which amount allocated to the Rhode Island Companies will not exceed $20,000,000 in the aggregate in 2021 (the “Allocation Amount”) and, for each calendar year thereafter, (A) the Allocation Amount will not exceed the amount of the immediately preceding calendar year increased by the Adjustment Amount, and (B) the amount allocated to any other Rhode Island Company other than UTGR will not exceed the product of (1) the sum of (a) Net Terminal Income for such Rhode Island Company plus (b) table games revenue for such Rhode Island Company divided by the sum of (c) Net Terminal Income for UTGR plus (d) table games revenue for UTGR times (2) the allowed management fee for UTGR for such calendar year; provided, that in no event shall the amount allocated to any other Rhode Island Company other than UTGR with respect to any calendar year exceed twelve percent (12%) of the amount allocated to UTGR in respect of such calendar year) reasonably allocated to the Rhode Island Companies to represent each Rhode Island Company’s proportionate share of such general corporate and overhead expenses based on the percentage of the aggregate revenues of TRMG and Bally’s represented by such Rhode Island Company’s revenues; provided that (x) such allocation methodology (the “Allocation Principles”) and (y) the amounts allocated to the Rhode Island Companies with respect to any fiscal year, in each case, are acceptable to the outside accounting firm of Bally’s, (ii) amounts actually payable by the Rhode Island Companies pursuant to the Tax Sharing Agreement as in effect on the Effective Date, (iii) amounts to pay any and all payment, indemnity, expenses or other obligations or liabilities under the Credit Agreement and the other Credit Documents, (iv) amounts not to exceed $25,000,000 in the aggregate during the Term of this Agreement for the purpose of making investments in the Colorado Subsidiaries, and for expenses in connection with the Colorado gaming amendment referendum, in accordance with Section 7.6(f)(x)(b) of this Agreement, (v) (x) advances to employees and directors to pay amounts required to be paid by employees and directors upon exercise of equity awards granted pursuant to Bally’s incentive equity plan, and (y) amounts paid in settlement of management or director equity awards upon separation of service or expiration of the awards pursuant to Bally’s incentive equity plan, (vi) amounts not in excess of $1,000,000 in the aggregate during the Term of this Agreement to TRMG for amounts necessary to repurchase Equity Interests or Indebtedness of TRMG or Bally’s to the extent required by the Gaming/Racing Authorities for not more than the fair market value thereof in order to avoid the suspension, revocation or denial by the Gaming/Racing Authorities of a Gaming/Racing License; provided, that so long as such efforts do not jeopardize any such Gaming/Racing License, TRMG and Bally’s shall have diligently and in good faith attempted to find a third-party purchaser(s) for such Equity Interests or Indebtedness and no third-party purchaser(s) acceptable to the Gaming/Racing Authorities was willing to purchase such Equity Interests or Indebtedness within a time period acceptable to the Gaming/Racing Authorities, (vii) amounts, from UTGR to TRMG, necessary to allow TRT to pay costs, fees or expenses that are required to be paid in connection with the continued operation, maintenance and business of the Tiverton Facility (including the funding of operating expenses and capital expenditures) to the extent that TRT does not, as of such time, have sufficient cash on-hand to fund such costs, fees or expenses; provided, that immediately following the dividend or distribution of any amounts from UTGR to TRMG pursuant to this Section 7.6(c)(vii) such amounts are contributed to TRT for the purpose of paying such costs, fees or expenses, and (viii) amounts necessary to make the IGT Payment.
(d)Related Party Transactions. Enter into any agreement, sell, transfer, loan or borrow any property or assets, purchase or acquire any property or assets, acquire equity interests or make an investment in, or otherwise engage in any transaction, in each case, between either or both of the Rhode Island Companies, on the one hand, and Bally’s and its Subsidiaries or any of their respective Affiliates (other than such Rhode Island Company or Companies, as applicable), on the other hand; except, in each case, for: (i) transactions expressly provided by the Tax Sharing Agreement, provided that any such payments by the Rhode Island Companies thereunder are not prohibited pursuant to Section 7.6(c)(ii) of this Agreement, (ii) transactions providing for dividends or distributions not prohibited under Section 7.6(c) of this Agreement, (iii) transactions contemplated by, and the entering into and performance obligations of the Company and its Subsidiaries under, the Credit Agreement and the other Credit Documents, (iv) guarantees of Indebtedness permitted to be incurred pursuant to Section 7.6(b) of this Agreement, and (v) transactions entered into to provide for shared services that benefit the operations of the Facility and other properties managed or operated by the Company and its Subsidiaries (such as a “players club,” joint marketing programs and an IT infrastructure); provided, that such expenses are reasonably allocated to the Rhode Island Companies pursuant to the Allocation Principles and provided, further, that the Company shall be obligated to provide a summary, with respect to each fiscal year, of the transactions entered into pursuant to this Section 7.6(d)(v) to the DBR and the Division and the cost savings to the Rhode Island Companies resulting from such shared services.

(e)Liens. Create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on the Rhode Island Companies (or Equity Interests in any Rhode Island Company) or a Facility or any other property or assets (including Equity Interests or other securities of any Person) now owned or hereafter acquired by any Rhode Island Company (or any Subsidiary thereof) or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):
(i)Liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(ii)Liens in respect of property of any Rhode Island Company (or any Subsidiary thereof) imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlord’s and mechanics’ liens, maritime liens and other similar Liens arising in the ordinary course of business (A) which do not in the aggregate materially detract from the value of the property of the applicable Rhode Island Company, and do not materially impair the use thereof in the operation of the business of such Rhode Island Company and (B) (x) for amounts not yet overdue for a period of sixty (60) days or (y) for amounts that are overdue for a period in excess of sixty (60) days that are being contested in good faith by appropriate proceedings (inclusive of amounts that remain unpaid as a result of bona fide disputes with contractors, including where the amount unpaid is greater than the amount in dispute), so long as adequate reserves have been established in accordance with GAAP;
(iii)Liens securing Indebtedness disclosed on Schedule 10.02 of the Credit Agreement (as in effect on the Effective Date); provided, however, that (A) such Liens do not encumber any Facility or any other property or assets (including Equity Interests or other securities of any Person) of a Rhode Island Company other than (x) any such property subject thereto on the Effective Date, (y) after-acquired property that is affixed or incorporated into property covered by such Lien and (z) proceeds and products thereof, and (B) the amount of Indebtedness secured by such Liens does not increase except in accordance with the terms of this Agreement;
(iv)easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, sub-division maps, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any real property, in each case whether now or hereafter in existence, not (A) securing Indebtedness and (B) individually or in the aggregate materially interfering with the conduct of the business of the Rhode Island Companies;
(v)Liens arising out of judgments or awards not resulting in an Event of Default (as such term is defined in the Credit Agreement in effect on the Effective Date);
(vi)Liens (other than any Lien imposed by ERISA) (A) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (B) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, rental obligations (limited, in the case of rental obligations, to security deposits and deposits to secure obligations for taxes, insurance, maintenance and similar obligations), utility services, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (C) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or (D) Liens on deposits made to secure any Rhode Island Company’s Gaming/Racing License applications or to secure the performance of surety or other bonds issued in connection therewith; provided, however, that to the extent such Liens are not imposed by applicable law, such Liens shall in no event encumber any property other than cash and cash equivalents or, in the case of clause (C), proceeds of insurance policies;
(vii)Leases with respect to the assets or properties of any Rhode Island Company or its respective Subsidiaries, in each case entered into in the ordinary course of such Rhode Island Company’s or Subsidiary’s business so long as each of the Leases entered into after the date hereof with respect to real property do not, individually or in the aggregate, (x) interfere in any material respect with the ordinary conduct of the business of the Rhode Island Companies and their respective Subsidiaries, taken as a whole, or (y) materially impair the use (for its intended purposes) or the value of the properties of the Rhode Island Companies and their respective Subsidiaries, taken as a whole;
(viii)Liens (A) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Rhode Island Company or any of its Subsidiaries in the ordinary course of business and (B) that are contractual rights of set-

off relating to purchase orders and other agreements entered into with customers of any Credit Party in the ordinary course of business, but in the case of this clause (B) not to exceed $1.0 million in the aggregate at any one time;
(ix)Liens securing purchase money indebtedness and Capital Lease Obligations of the Rhode Island Companies not to exceed $2,000,000 at any time outstanding;
(x)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Rhode Island Company or its respective Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided, however, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(xi)Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Rhode Island Company or its respective Subsidiaries in accordance with the terms of this Agreement (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof) and are no more favorable to the lienholders than the existing Lien;
(xii)licenses or sublicenses of intellectual property granted by any Rhode Island Company or its respective Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Rhode Island Company and their respective Subsidiaries, taken as a whole;
(xiii)Liens pursuant to the Credit Documents, including, without limitation, Liens related to cash collateralizations;
(xiv)Permitted Vessel Liens;
(xv)Liens arising under applicable Gaming/Racing Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;
(xvi)(A) Liens pursuant to leases entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, which Liens are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord, (B) Liens on cash and cash equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease and (C) in the case of any real property that constitutes a leasehold interest, any mortgages, Liens, security interest, restrictions, encumbrances or any other matters of record to which the fee simple interest (or any superior leasehold interest) is subject (and with respect to which none of the Credit Parties shall have any obligation whatsoever);
(xvii)[Reserved];
(xviii)Prior Mortgage Liens (as such term is defined in the Credit Agreement as in effect on the Effective Date) with respect to the applicable mortgaged real property so long as such Liens do not secure Indebtedness;
(xix)Liens on cash and cash equivalents deposited to discharge, redeem or defease Indebtedness that was permitted to so be repaid and on any cash and cash equivalents held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof;
(xx)Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;
(xxi)Liens solely on any cash earnest money deposits made by any of the Rhode Island Companies and their respective Subsidiaries in connection with any letter of intent or purchase agreement in respect of an acquisition or investment that is permitted by this Agreement;
(xxii)in the case of any non-wholly owned Subsidiary or Joint Venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;
(xxiii)Liens arising in connection with transactions relating to the selling or discounting of accounts receivable in the ordinary course of business;

(xxiv)licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Rhode Island Companies and their respective Subsidiaries taken as a whole;
(xxv)any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;
(xxvi)Liens created by the applicable Transfer Agreement;
(xxvii)rights of first refusal under the Hard Rock Licensing Agreement (as in effect on the date hereof); and
(xxviii)Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, in accordance with the terms of this Agreement, of any Indebtedness secured by any Lien permitted by this Section 7.6(e); provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder and (B) any unpaid accrued interest and premium (including tender premiums) thereon and an amount necessary to pay associated underwriting discounts, defeasance costs, fees, commissions and expenses related to such refinancing, refunding, extension, renewal or replacement.
(f)Investments, Loans and Advances. During any period in which the Leverage Ratio of Bally’s (determined on a pro forma basis after giving effect to such Investment described below) is greater than or equal to the Maximum Leverage Ratio, purchase or acquire any Equity Interests, evidences of indebtedness or other investment securities of, make or permit to exist any loans or advances to, or Guarantee any Indebtedness of, or make or permit to exist any other investment or any other interest in, any other Person, or purchase or acquire all or substantially all of the assets (whether tangible or intangible) of any Person, or the property constituting a business unit, line of business or division of any Person (collectively, “Investments”), except for the following:

(i)(A) Investments existing on the Effective Date, (B) Investments by the Company and its Subsidiaries in the Equity Interests of TRMG and its Subsidiaries, and (C) additional Investments following the Effective Date by the Company and its Subsidiaries in the Equity Interests of TRMG and its Subsidiaries (other than the Colorado Subsidiaries);
(ii)Investments and commitments to make Investments outstanding on the date hereof and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Capital Stock), Permitted Investments and all Investments made or contracted to be made prior to the Effective Date and replacements, renewals or modifications thereof that, in each case, do not increase the aggregate principal amount of the replaced, renewed or modified Investment;
(iii)Investments in cash and cash equivalents;
(iv)Hedging Agreements; provided that such Hedging Agreements are entered into for bona fide hedging activities and not for speculative purposes;
(v)Investments (A) by Bally’s in any Subsidiary, (B) by any Subsidiary in Bally’s, and (C) by a Subsidiary in another Subsidiary;
(vi)Investments in securities of trade creditors or customers or suppliers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or suppliers or in settlement of delinquent or overdue accounts in the ordinary course of business or Investments acquired by Bally’s as a result of a foreclosure by Bally’s or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(vii)Investments made by Bally’s or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 7.6(g);
(viii)Investments consisting of (A) moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors, managers and employees in the ordinary course of business, (B) loans or advances to officers, directors, managers and employees in connection with such Persons’ purchase of Equity Interests of Bally’s (provided that the amount of such loans and advances described in this clause (viii)(B) shall be contributed to Bally’s in cash as common equity) and (C) other loans or advances to officers, directors, managers and employees for any other purpose not described in the foregoing clauses (A) and (B); provided that the aggregate principal amount outstanding at any time under the foregoing clauses (B) and (C) shall not exceed $25.0 million in the aggregate at any time outstanding;
(ix)extensions of trade credit (including to gaming customers) and prepayments of expenses in the ordinary course of business;
(x)Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with or into Bally’s or a Subsidiary, in each case in accordance with the terms of this Agreement, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence (or were committed) on the date of such acquisition, merger or consolidation;
(xi)Investments in the nature of pledges or deposits (A) with respect to leases or utilities provided to third parties in the ordinary course of business or (B) Permitted Liens under Section 7.6(e)(vi), (x), (xx) or (xxiv);
(xii)advances of payroll payments to employees of Bally’s and its Restricted Subsidiaries in the ordinary course of business;
(xiii)the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement;
(xiv)Guarantees by Bally’s or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Bally’s or any Subsidiary in the ordinary course of business;
(xv)Investments to the extent that payment for such Investments is made with Equity Interests in Bally’s (other than Disqualified Capital Stock);
(xvi)any Investment (A) deemed to exist as a result of a Subsidiary distributing a note or other intercompany debt to a parent of such Subsidiary (to the extent there is no cash consideration or services rendered for such note) and (B) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of Bally’s and its Subsidiaries, in the case of each of (A) and (B), entered into in accordance with this Agreement;
(xvii)Restricted Payments permitted by Section 7.6(h);

(xviii)Investments consisting of purchases and acquisitions of inventory, supplies, materials, equipment, contract rights or licenses of intellectual property, in each case in this Section 7.6(f)(xix), in the ordinary course of business;
(xix)Investments not to exceed $25.0 million in the aggregate at any one time outstanding consisting of letters of credit (including Letters of Credit (as defined in the Credit Agreement as in effect on the Effective Date)) issued to support completion guarantees for construction loans provided to the Colorado Subsidiaries (including, for the avoidance of doubt, drawings by the beneficiaries under such letters of credit); and
(xx)Investments required by Gaming/Racing Authorities or made in lieu of payment of a tax or in consideration of a reduction in tax.
Any Investment in any person other than a Credit Party that is otherwise permitted by this Section 7.6(f) may be made through intermediate Investments in Restricted Subsidiaries that are not Credit Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.
(g)Mergers, Consolidations and Sales of Assets. No Rhode Island Company will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization or type of organization), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of any substantial part of its business, property or assets, except for:
(i)sales or dispositions of used, worn out, obsolete or surplus property or property no longer used or useful in the business of the Rhode Island Companies and their Subsidiaries in the ordinary course of business and the abandonment or other sale of intellectual property that is, in the reasonable judgment of Bally’s, no longer economically practicable to maintain or useful in the conduct of the business of the Rhode Island Companies and their Subsidiaries taken as a whole; and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not have a Material Adverse Effect; and sales or transfers of inventory in the ordinary course of business;
(ii)Asset Sales by the Rhode Island Companies or any Subsidiary (other than any Asset Sales of (A) any interest (other than de minimis assets and other assets that are not material and do not consist of owned or leased real property of any Facility, Gaming/Racing Licenses that are necessary for the ownership, lease or operation of any Facility or any other asset integral or material to, or necessary for, the operation of any Facility) in any fee or leasehold interest in, or the operations of, any Facility or (B) the Equity Interests in any Person that directly or indirectly owns any of the foregoing); provided that (I) the Rhode Island Companies and their Subsidiaries shall receive not less than 75% of such consideration in the form of (x) cash or cash equivalents or (y) Permitted Business Assets (as such term is defined in the Credit Agreement as of the Effective Date) (in each case, free and clear of all Liens at the time received other than Permitted Liens) (it being understood that for the purposes of clause (iii)(B)(I)(x), the following shall be deemed to be cash: (1) any liabilities (as shown on Bally’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Rhode Island Companies or such Subsidiary that are assumed by the transferee with respect to the applicable Asset Sale and for which the Rhode Island Companies and all of their Subsidiaries shall have been validly released by all applicable creditors in writing, (2) any securities received by the Rhode Island Companies or such Subsidiary from such transferee that are converted by the Rhode Island Companies or such Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) within one hundred and eighty (180) days following the closing of the applicable disposition, and (3) any Designated Non-Cash Consideration (as such term is defined in the Credit Agreement in effect on the Effective Date) received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not in excess of the greater of $30.0 million and 15% of Consolidated EBITDA at the time of determination for the Test Period most recently ended, with the fair market value of each item of Designated Non-Cash Consideration being measured at such date of receipt or such agreement, as applicable, and without giving effect to subsequent changes in value) and (II) during any period in which the Leverage Ratio of Bally’s is greater than or equal to the Maximum Leverage Ratio, the net available proceeds (as determined in good faith by Bally’s) therefrom shall be applied to reduce outstanding Indebtedness of Bally’s and its Subsidiaries;
(iii)Liens permitted by Section 7.6(e), Investments may be made to the extent permitted by Section 7.6(f), and Restricted Payments may be made to the extent permitted by Section 7.6(h);

(iv)subject to compliance with Sections 7.6(c) and (d), the Rhode Island Companies and their Subsidiaries may dispose of cash and cash equivalents;
(v)the Rhode Island Companies and their Subsidiaries may lease (as lessor or sublessor) real or personal property to the extent permitted under Section 7.6(e);
(vi)licenses and sublicenses by the Rhode Island Companies or any of their Subsidiaries of software and intellectual property in the ordinary course of business shall be permitted;
(vii)subject to the other provisions of this Agreement (including, for the avoidance of doubt, Section 7.6(i)), (A) the Rhode Island Companies or any Subsidiary may transfer or lease property to or acquire or lease property from Bally’s or any Subsidiary; (B) any Subsidiary may merge or consolidate with or into a Rhode Island Company (as long as such Rhode Island Company is the surviving Person); (C) any Subsidiary (other than a Rhode Island Company) may merge or consolidate with or into any other Subsidiary (other than a Rhode Island Company); and (D) any Subsidiary (other than a Rhode Island Company) may be voluntarily liquidated, voluntarily wound up or voluntarily dissolved (so long as any such liquidation or winding up does not constitute or involve an Asset Sale to any Person other than to Bally’s or any other Subsidiary or any other owner of Equity Interests in such Subsidiary unless such Asset Sale is otherwise permitted pursuant to this Section 7.6(g));
(viii)voluntary terminations of Hedging Agreements and other assets or contracts in the ordinary course of business;
(ix)conveyances, sales, leases, transfers or other dispositions which do not constitute Asset Sales;
(x)any taking by a Governmental Authority of assets or property, or any part thereof, under the power of eminent domain or condemnation;
(xi)the Rhode Island Companies and their Subsidiaries may make sales, transfers or other dispositions of property subject to a Casualty Event;
(xii)subject to the other provisions of this Agreement, including Section 7.6(d) hereof, and subject to any separate licensure requirements of the Division and the DBR, as applicable, the Rhode Island Companies and their Subsidiaries may make sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;
(xiii)any transfer of Equity Interests of any Subsidiary or any Gaming/Racing Property in connection with the occurrence of a Trigger Event;
(xiv)subject to the other provisions of this Agreement, (A) the lease, sublease or license of any portion of any property (other than any property of a Rhode Island Company) to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities and (B) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses (collectively, the “Venue Easements,” and together with any such leases, subleases or licenses, collectively the “Venue Documents”); provided that no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operations of Bally’s and the Subsidiaries taken as a whole;
(xv)subject to the other provisions of this Agreement, the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of the Rhode Island Companies and their Subsidiaries;
(xvi)dedications of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any real property held by the Rhode Island Companies or their Subsidiaries or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Rhode Island Companies and their Subsidiaries;
(xvii)any disposition of Equity Interests in a Subsidiary (other than a Rhode Island Company) pursuant to an agreement or other obligation with or to a person (other than Bally’s and its Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(xviii)dispositions of non-core assets acquired in connection with an Investment; provided, that (A) the amount of non-core assets that are disposed of in connection with any such Investment pursuant to this clause (xviii) does not exceed 25% of the aggregate purchase price for such Investment and (B) to the extent that any such Investment is financed with the proceeds of Indebtedness of the Rhode Island Companies or their Subsidiaries, then any proceeds from such Investment shall be used to prepay such Indebtedness (to the extent otherwise permitted hereunder) or other Indebtedness;
(xix)during any period in which the Leverage Ratio of Bally’s is not greater than or equal to the Maximum Leverage Ratio, other dispositions of assets with a fair market value of not more than the greater of $25.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended; and
(xx)Facility Sale Leaseback transactions.
(h)Restricted Payments. During any period in which the Leverage Ratio of Bally’s (determined on a pro forma basis after giving effect to such Restricted Payment described below) is greater than or equal to the Maximum Leverage Ratio, declare or make, or agree to make, directly or indirectly, declare or make any Restricted Payment at any time, or incur any obligation (contingent or otherwise) to do so; provided, however, that, subject to compliance with Section 7.6(c) and the other provisions of this Agreement, without duplication:
(i)any Subsidiary of Bally’s may declare and make Restricted Payments to Bally’s or any wholly owned Subsidiary of Bally’s;
(ii)any Subsidiary of Bally’s, if such Subsidiary is not a wholly owned Subsidiary, may declare and make Restricted Payments in respect of its Equity Interests to all holders of such Equity Interests generally so long as Bally’s or its respective Subsidiary that owns such Equity Interest or interests in the Person making such Restricted Payments receives at least its proportionate share thereof (based upon its relative ownership of the subject Equity Interests and the terms thereof);
(iii)Bally’s and its Subsidiaries may engage in transactions to the extent permitted by Section 7.6(g); provided that any proceeds from such transactions shall be subject to this Section 7.6(h) and the other provisions of this Agreement, and Restricted Payments to permit Bally’s or another Subsidiary to pay Indebtedness or apply the net proceeds of a Sale-Leaseback Obligation in accordance with this Agreement;
(iv)Bally’s and its Subsidiaries may make Restricted Payments in the form of Disqualified Capital Stock issued in compliance with the terms hereof;
(v)Bally’s may repurchase common stock or common stock options from present or former officers, directors or employees (or heirs of, estates of or trusts formed by such Persons) of any Company upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to the terms of any stock option plan, employment agreement, severance agreement or like agreement; provided, however, that (i) Bally’s shall provide prior written notice to the Division and the DBR at least ten (10) Business Days prior to any such repurchase pursuant to this clause (v) and (ii) the aggregate amount of payments under this clause (v) shall not exceed in any fiscal year of Bally’s the greater of $10.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with unused amounts in any fiscal year being carried over to succeeding fiscal years);
(vi)Bally’s and its Restricted Subsidiaries may (A) repurchase Equity Interests to the extent deemed to occur upon exercise of stock options, warrants or rights in respect thereof to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or rights in respect thereof and (B) make payments in respect of withholding or similar taxes payable or expected to be payable by any present or former member of management, director, officer, employee, or consultant of Bally’s or any of its Subsidiaries or family members, spouses or former spouses, heirs of, estates of or trusts formed by such Persons in connection with the exercise of stock options or grant, vesting or delivery of Equity Interests;
(vii)Bally’s and its Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Equity Interests, or payments or distributions to dissenting stockholders pursuant to applicable law;
(viii)to the extent constituting Restricted Payments, Bally’s may make payments to counterparties under Hedging Agreements entered into in connection with the issuance of convertible or exchangeable debt;
(ix)Bally’s and its Subsidiaries may make payments of amounts necessary (not in excess of the greater of $10.0 million and 5% of Consolidated EBITDA at the time of determination for the Test Period most recently ended (with any unused amounts being carried over to succeeding fiscal years) in any fiscal year of Bally’s) to repurchase or retire Equity Interests of Bally’s or any Subsidiary to the extent required by any Gaming/Racing Authority in order to avoid the suspension, revocation or denial of a Gaming/Racing License by that Gaming/Racing Authority; provided that, (i) Bally’s shall provide prior written notice to the Division and the DBR at least ten (10) Business Days prior to any such repurchase or retirement pursuant to this clause (ix) and (ii) in the case of any such repurchase or retirement of Equity Interests of Bally’s or any Subsidiary, if such efforts do not jeopardize any Gaming/Racing License, Bally’s or any such Subsidiary will have previously used commercially reasonable efforts to attempt to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming/Racing Authority and Bally’s was willing to purchase such Equity Interests on terms acceptable to the holder thereof within a time period acceptable to such Gaming/Racing Authority; and
(x)to the extent constituting Restricted Payments, make the IGT Payment.
(i)Transactions with Affiliates. (1) None of the Rhode Island Companies shall enter into any transaction or (2) none of Bally’s nor any of its Subsidiaries (other than the Rhode Island Companies) shall enter into any transaction or series of related transactions involving aggregate consideration in excess of $5.0 million, in the case of (1) or (2), including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Bally’s or any Subsidiary); provided, however, that notwithstanding the foregoing, Bally’s and its Subsidiaries, subject to Section 7.6(d):
(i)may enter into indemnification and employment and severance agreements and arrangements with directors, officers and employees (and may pay customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, board managers and employees of Bally’s and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Bally’s and its Subsidiaries;
(ii)[Reserved];

(iii)may make Investments and Restricted Payments to the extent permitted hereunder;
(iv)may enter into the transactions contemplated by each applicable Transfer Agreement;
(v)subject to Section 7.6(d), may enter into customary expense sharing and tax sharing arrangements entered into between Bally’s and its Subsidiaries in the ordinary course of business pursuant to which such Subsidiaries shall reimburse Bally’s or the applicable Subsidiaries for certain shared expenses and taxes;
(vi)may enter into transactions in the ordinary course of business upon fair and reasonable terms no less favorable to Bally’s or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that with respect to any transaction (or series of related transactions) involving consideration of more than $20.0 million, such transaction shall be approved by the majority of the disinterested directors of Bally’s;
(vii)[Reserved];
(viii)[Reserved];
(ix)may enter into transactions with any Person, which is an Affiliate solely due to a director or directors of such Person (or a parent company of such Person) also being a director or directors of Bally’s;
(x)may enter into transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;
(xi)transactions pursuant to the Tax Sharing Agreement; and
(xii)may issue Equity Interests in Bally’s to any Person in accordance with the terms of this Agreement.
(j)Other Indebtedness and Agreements. Bally’s shall not, and shall not permit (i) any Subsidiary to amend, modify or change in any manner adverse to the Rhode Island Companies, the DBR or the Division in any material respect (A) its certificate of incorporation, by-laws, operating, management or partnership agreement or other Organizational Documents or the Tax Sharing Agreement, (B) any Management Agreement, any Material Agreement (other than the Credit Documents which shall be governed by Section 7.6(a)) or any Material Gaming/Racing Agreement, or (ii) any (x) waiver, supplement, modification or amendment of the Gaming/Racing Licenses of any

Subsidiary (except for any Gaming/Racing Licenses issued by the State (including the Division and the DBR)) to the extent that any such waiver, supplement, modification or amendment would be adverse to the Rhode Island Companies, the Division or the DBR in any material respect or (y) any termination of the Gaming/Racing Licenses of any Subsidiary.
7.7The Company shall directly pay all of DBR’s and the Division’s (or of such entities that the DBR and the Division may identify) costs and expenses associated with DBR’s and the Division’s oversight and review of the business of the Facilities, including, without limitation, all such costs and expenses associated with the negotiation of and execution of this Agreement, the monitoring and enforcing compliance by the Company with the terms and conditions of this Agreement (which shall include, without limitation, all such costs and expenses associated with DBR’s and the Division’s review of any matters requiring the consent of DBR or the Division pursuant to the terms of this Agreement), all such costs and expenses associated with the DBR’s and the Division’s review of any Material Agreement entered into (or proposed to be entered into) by the Company (whether or not such Material Agreement or the subject matter thereof requires the consent of the DBR or the Division pursuant to the terms of this Agreement) and any other costs and expenses required to be paid by the Company pursuant to applicable law or any other agreement or arrangement between the Company and the State.
7.8In connection with any certification, report, filing or other information provided by the Company pursuant to the terms of this Agreement, (i) the Company shall certify that such certification, report, filing or other information provided by the Company pursuant to the terms of this Agreements complies with the requirements of the Agreement as to the form and content of such certification, report, filing or information, as applicable, or (ii) in the event that the Company is not able to make the certification contemplated by the immediately preceding clause (i), to the extent that such certification, report, filing or other information does not comply with the requirements of the Agreement as to the form or content of such certification, report, filing or information, the Company shall provide concurrent written notice to the DBR and the Division with a description of such failure to comply.
8.Remedies in the Event of Noncompliance.
8.1The Company agrees that irreparable damage would occur to DBR, the Division and the State in the event that any of the terms or provisions of this Agreement to be performed by the Company shall not be performed in accordance with their specific terms or shall have been otherwise breached. The Company accordingly agrees that, without posting a bond or other undertaking, notwithstanding anything to the contrary contained in this Agreement, at any time DBR and/or the Division shall be entitled to seek injunctive or other equitable relief against the Company and its Subsidiaries to prevent or cure breaches of this Agreement by the Company and to specifically enforce against the Company the terms and provisions hereof, such remedy against the Company being in addition to any other remedy against the Company to which DBR and/or the Division may be entitled at law or in equity. In the event that, pursuant to the immediately preceding sentence, any action, suit or proceeding is brought by DBR and/or the Division in equity to enforce the provisions of this Agreement against the Company, the Company shall not allege, and the Company hereby waives the defense or counterclaim, that there is an adequate remedy at law.
8.2Without limitation to any other remedy that DBR and/or the Division may have against the Company for breach of any provision of the Compliance Agreement, Prior Undertakings or the Prior Agreement (in each case, subject to Section 2.4) or this Agreement, the Company agrees that in the event of a breach of the terms of the Compliance Agreement, Prior Undertakings or the Prior Agreement (in each case, subject to Section 2.4) or this Agreement by the Company, which breach shall be determined in the sole discretion of the DBR and/or the Division, the actual damages suffered by DBR and/or Division shall be difficult or impossible to determine and DBR and/or the Division shall be entitled to take the following actions:
A.In the event of the breach of any provision hereof, the breach of the terms of the Compliance Agreement, Continuing Prior Undertakings or the Prior Agreement prior to the Effective Date (or the Prior Undertakings, other than the Continuing Prior Undertakings, prior to July 1, 2016), or the breach of the terms of the VLT Contract or the Tiverton VLT Contract (including any breach of the Tiverton VLT Contract prior to its assignment by PE II to TRT), the Division shall be entitled to hold any Net Terminal Income otherwise payable to the Company beginning on the date of such breach. The Division shall be entitled to not remit any such Net Terminal Income otherwise payable to the Company until such time as the Company shall have cured the applicable breach of the Compliance Agreement, Prior Undertakings or the Prior Agreement, the VLT Contract, the Tiverton VLT Contract (including any breach of the Tiverton VLT Contract prior to its assignment by PE II to TRT) or this Agreement, as applicable, which shall be determined in the discretion of DBR and the Division. In the event the Company shall cure such breach to the satisfaction of DBR and the Division, the Division shall remit to the Company all amounts held in the escrow account as a result of such breach.
B.In the event that the Company breaches Sections 2, 3, 4, 5, 6, 7 or 9 of this Agreement, or has breached the terms of the Compliance Agreement, Continuing Prior Undertakings or the Prior Agreement prior to the Effective Date (or the Prior Undertakings, other than the Continuing Prior Undertakings, prior to July 1, 2016), or breaches the terms of the VLT Contract or the Tiverton VLT Contract (including any breach of the Tiverton VLT Contract prior to its assignment by PE II to TRT), the DBR and the Division shall be entitled to levy a penalty for such breach in an amount not less than $100 nor more than $150,000 per violation. The DBR and/or the Division shall also have the right to levy a penalty in an amount not less than $100 nor more than $150,000 per violation on Bally’s, TRMG, UTGR and TRT with respect to any Person that is an employee or director of the Company holding a license from DBR and is subject to the statutory and regulatory authority of the Division if it finds said Person is responsible for, or has contributed to, any such breach by the Company. Without limitation of the foregoing, in the event that the Company and/or TRMG do not satisfy the Senior Management Compensation Obligation for any calendar year commencing with the calendar year ending on December 31, 2023, then the Division shall have the right to assess liquidated damages against the Company or TRMG in an amount equal to the product of (A) the difference between the actual number of employees less than the thirty (30) employees required under the Senior Management Employee Location Obligation and (B) seven thousand five hundred dollars ($7,500).
8.3The remedies provided to DBR and the Division in this Section 8 shall be contractual in nature, pursuant to the terms of this Agreement, and shall not limit, and shall be in addition to, any remedies that DBR and/or the Division shall have in law or equity or any regulatory action DBR and/or Division may take with regard to the Company’s involvement in the ownership or management of the Facilities, including the revocation or suspension of the Company’s license in a manner consistent with the laws of the State.
8.4The parties acknowledge and agree that the update, amendment, restatement and reinforcement of the Prior Agreement or any Prior Undertakings in connection with the entry by the parties into this Agreement shall not waive or constitute a waiver in any respect of any rights or remedies that DBR and/or the Division might otherwise have, including pursuant to the terms of the Compliance Agreement, the Prior Undertakings or the Prior Agreement that the State may be entitled to exercise at any time on, prior to, or following the Effective Date, including any enforcement actions or administrative penalties, relating to any matter or state of facts which arose on or prior to the Effective Date or is existing as of the Effective Date (or, with respect to the Prior Undertakings other than the Continuing Prior Undertakings, July 1, 2016).
9.General.
9.1Relationship to Regulatory Authority of DBR and the Division. This Agreement shall be deemed to supplement the regulatory authority granted to DBR and/or the Division pursuant to the laws of the State and shall not be interpreted to limit the regulatory authority granted to either the DBR and/or the Division by the State. In the event of any conflict between this Agreement and the regulatory authority granted to the DBR and/or the Division, the regulatory authority granted to the DBR and/or the Division shall govern.
9.2Amendment. This Agreement shall not be amended except by a writing of subsequent date hereto, executed by duly authorized representative of the parties hereto.
9.3Modifications. Without limiting any of the regulatory authority granted to the DBR and/or the Division pursuant to the laws of the State or any of the rights of the DBR and the Division under this Agreement, including the rights of the DBR and the Division set forth in Section 3, to the extent that the Company in good faith proposes certain modifications to this Agreement in connection with a contemplated initial public sale of any class of shares of equity interests of the Company or any of its Subsidiaries, any merger, consolidation or other combination involving the Company or any of its Subsidiaries, or any acquisition of the Company or any of its Subsidiaries, the parties agree to consider such proposed modifications in good faith; provided, that the foregoing shall not obligate the DBR and the Division in any way to agree to any such modification to this Agreement proposed by the Company.
9.4Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties, provided, that, the transfer of the management of the Facilities by the Company is subject to the licensing authority of the DBR and the Division and in the event that a transfer is permitted by the DBR and the Division, the transferee thereof shall assume all obligations of the Company hereunder.
9.5Notices. All notices, demands and other communications required or permitted hereunder shall be in writing and shall be deemed received (i) upon receipted delivery if sent by messenger or personal courier, (ii) two Business Days after being deposited with an internationally recognized overnight courier, (iii) upon email/facsimile transmission to the email address/number indicated below and receipt of a confirmation of receipt with respect thereto, or (iv) on actual receipt, if sent in any other manner, in each case with postage/delivery prepaid or billed to sender and addressed as follows:
If to the Company:     General Counsel
Bally’s Corporation
100 Westminster Street
Providence, Rhode Island 02865
Email: craig@bally’s.com
With copies to (which shall not constitute notice):

Jones Day
250 Vesey Street
New York, New York 10281-1047
Attention:    Robert A. Profusek, Esq.
    Julia Feldman, Esq.
Email: raprofusek@jonesday.com, jfeldman@jonesday.com
If to DBR:    Director of the Department of Business Regulation
1151 Pontiac Avenue
Cranston, Rhode Island 02920
Attention: Director
Email: to such email addresses as may be provided by the DBR from time to time
If to Division:    Director of the Division of Lotteries
1425 Pontiac Avenue
Cranston, RI 02920
Attention: Director
Email: to such email addresses as may be provided by the Division from time to time

With copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Thomas M. Cerabino, Esq.
Michael E. Brandt, Esq.
Email: tcerabino@willkie.com, mbrandt@willkie.com
Any party may change its address for purposes of notice hereunder by sending notice in the manner provided above, together with the effective date of such change.
9.6Binding Effect. This Agreement (including any applicable Prior Undertakings or the Prior Agreement in each case to the extent set forth in Section 2.4) shall be binding upon and inure to the benefit of each of the parties hereto, and each of their respective successors and permitted assigns. The Company hereby acknowledges and agrees that this Agreement is consistent with and fully enforceable under the laws of the State.
9.7Waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement, or any part thereof, or the right of the other party thereafter to enforce each and every provision.
9.8Severability. The parties acknowledge that the provisions contained herein are required for the protection of the business interests of the parties and the State. The illegality, invalidity or unenforceability of any provision of this Agreement under any applicable law shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision of this Agreement, and to this end the provisions hereof are declared to be severable.
9.9Authorization to Execute Agreement. The parties warrant that they are authorized to execute and deliver this Agreement and to perform the obligations set forth herein, and the persons executing this Agreement on behalf of such party are authorized to do so.
9.10Headings and Interpretation. Section headings of this Agreement are for convenience only and shall neither form a part nor affect the interpretation hereof. Words in the singular number shall be interpreted to include the plural (and vice-versa), when context so requires. Use of “including” herein shall be interpreted to be followed by the words “without limitation”.
9.11Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State, without regard to conflict of law principles. The parties agree that any suit for the enforcement of this Agreement may be brought in the courts of the State or any federal court sitting therein and consent to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the parties at the addresses set forth for the parties above. The parties hereby waive any objection that they may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.
9.12Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
9.13Recitals. The Recitals set forth above are hereby incorporated into and made a part of this Agreement.
9.14Interpretation and Meaning of “Operate.” To the extent that this Agreement, any other document executed by any Company and/or the Agents or the Lenders uses the term “operate” as it relates to any Facility, it is explicitly understood by UTGR, TRT and the Division that the Facilities are in fact operated by the State as required by the Rhode Island Constitution and that the State, as operator of the Facilities, has full control over all aspects of the functioning of the Facilities with the power and authority to make all decisions related thereto. Therefore, the use of the term “operate” herein or therein is not intended to imply that any Person other than the State (through the Division) operates the lotteries as provided in Section 15 of Article VI of the Rhode Island Constitution.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.

DIVISION OF LOTTERIES OF THE DEPARTMENT OF REVENUE

By:	/s/ Mark A. Furcolo
Name: Mark A. Furcolo
Title: Director

DEPARTMENT OF BUSINESS REGULATION

By:	/s/ Elizabeth M. Tanner, Esq.
Name: Elizabeth M. Tanner, Esq.
Title: Director
[Amended and Restated Regulatory Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto effective as of the date first above written.

BALLY’S CORPORATION		TWIN RIVER MANAGEMENT GROUP, INC.
By:	/s/ Marc A. Crisafulli	By:	/s/ Marc A. Crisafulli
	Name: Marc A. Crisafulli Title: Executive Vice President		Name: Marc A. Crisafulli Title: Executive Vice President
UTGR, INC.		TWIN RIVER-TIVERTON, LLC
By:	/s/ Marc A. Crisafulli	By:	/s/ Marc A. Crisafulli
	Name: Marc A. Crisafulli Title: Executive Vice President		Name: Marc A. Crisafulli Title: Executive Vice President

[Amended and Restated Regulatory Agreement]

Exhibit A – Persons with 5% or Greater Equity Financial Interest

Exhibit B – Board Members of the Rhode Island Companies

Exhibit C – Corporate Organizational Chart and Management Organizational Chart

Exhibit D – List of Responsibilities of Compliance Officer

Exhibit E – Summary of Leverage Ratio Form

Exhibit F – Code of Best Practices

Exhibit G – Third Amended and Restated Operating Agreement of TRT

Exhibit H – Prior Undertakings

Exhibit I – Stockholder List